                                                                       EXHIBIT B








                            SHARE PURCHASE AGREEMENT

                                  By and Among

                              Hanaro Telecom, Inc.

                                       and

                              TriGem Computer, Inc.
                              Naray & Company Inc.
                                 Naray D&C, Inc.
                              TriGem Ventures, Inc.
                              TriGem InfoNet, Inc.
                                Solvit Media Inc.
                         TG Information Consulting, Inc.
                                AI Leaders, Inc.

                          Dated as of December 30, 2002

                            SHARE PURCHASE AGREEMENT


         SHARE PURCHASE AGREEMENT, dated as of December 30, 2002, by and among Hanaro Telecom, Inc., a chusik-hoesa duly organized and existing under the Laws of Korea ("Hanaro"), and the shareholders of the Company named on Schedule I hereto (each such shareholder, a "Selling Shareholder" and collectively, the "Selling Shareholders"). Hanaro and each Selling Shareholder may hereinafter be referred to from time to time as a "party" in their individual capacities and as "parties" collectively.

         WHEREAS, the Selling Shareholders own the number of shares of Common Stock (as defined below) set forth next to each Selling Shareholder's name in
Schedule II, representing in the aggregate approximately 40.51 percent of the existing issued and outstanding Common Stock on a fully-diluted basis;

         WHEREAS, the parties have determined to enter into this Agreement pursuant to which Hanaro has agreed to purchase from the Selling Shareholders, and the Selling Shareholders have agreed to sell to Hanaro, all of the Transferred Shares in exchange for Hanaro Convertible Bonds, pursuant to the terms and conditions set forth herein; and

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

         NOW THEREFORE, in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

         "ABS Program" means any asset backed securitzation program involving any Company Party.

         "Active Subscribers" means, as of the end of each calendar month, identification numbers ("ID 4") held by the subscribers of the Company's broadband internet access services calculated in accordance with the criteria set forth in Exhibit B. As of November 30, 2002, the number of Active Subscribers is 1,090,996.

         "Affiliate" of any Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

         "Agreement" means this Share Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with the provisions hereof.

         "Assets" means, with respect to any Person, all properties and assets, real and personal, tangible and intangible, of every type and description, whether owned or leased or otherwise possessed, used, or held for use in such Person's business, including contract rights, Licenses, Intangible Property and, in the case of Company Parties, the Material Contracts.

         "Audited Financial Statements" means the audited consolidated balance sheets and income statements, and statements of shareholders' equity and cash flows, including the notes thereto, as of the end of and for the year ended December 31, 2001 for the Company and its subsidiaries.

         "Balance Sheet" means the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2001 included in the 2001 Audited Financials.

         "Basket Amount" has the meaning set forth in Section 7.2(a).

         "Business Combination" means (i) a merger, consolidation, amalgamation, share exchange, recapitalization (involving a business combination) or similar business combination transaction involving the Company or a Subsidiary of the Company, (ii) any sale of all or a substantial portion of the assets of any Company Party, (iii) an acquisition by any of the Company Parties (individually or together with co-investors) of Control or thirty percent (30%) or more of the shares of any other Entity, or (iv) an acquisition by any of the Company Parties of all or a substantial portion of the assets of any other Entity.

         "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in Korea are authorized or obligated by Law or executive order to close.

         "Capital Reduction" means the capital reduction of the Company effectuated as of December 27, 2002 whereby two (2) out of three (3) outstanding shares of Common Stock of the Company were redeemed and cancelled without consideration.

         "Charter Documents" means, with respect to any Entity, the articles of incorporation, operating regulations of the board of directors and operation regulations of the audit committee of such Entity.

         "Closing Dates" means the First Closing Date and the Second Closing
Date.

         "Closings" means the First Closing and the Second Closing.

         "Common Stock" means shares of the common stock of the Company, par value Won 2,500 per share.

         "Company" means Korea Thrunet Co., Ltd., a chusik-hoesa duly organized and existing under the Laws of Korea.

         "Company Intellectual Property" means the Owned Intellectual Property and the Licensed Intellectual Property.

         "Company Parties" means the Company and its Subsidiaries.

         "Company Real Property" means all real property now or hereafter owned or operated by, or leased to, any Company Party, all improvements located on any such real property (including without limitation, buildings, storage facilities, telecommunications facilities that are considered fixtures and other fixtures), and all rights and interests appurtenant to the foregoing (including easements, rights of way and similar rights and interests).

         "Company Reports" has the meaning set forth in Section 4.9(a).

         "Contract" means any binding agreement, contract, commitment, indenture, lease, license, instrument, note, bond, security, joint venture agreement, letter of intent, undertaking, promise, covenant, arrangement or understanding, whether written or oral.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such Person, and "Controlling" and "Controlled" have correlative meanings.

         "Convertible Bond Subscription Agreement" means a convertible bond subscription agreement to be entered into by and between Hanaro and the Selling Shareholders for the issue and sale by Hanaro, and the subscription and purchase by the Selling Shareholders, of the Hanaro Convertible Bonds.

         "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

         "Disclosure Schedule" means the Selling Shareholders' disclosure schedule in English dated as of the First Closing Date, to be attached hereto as
Schedule III.

         "Employee Benefit Plans" means any plan, program, arrangement, agreement or commitment which is a deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, severance pay, vacation pay, scholarships or reimbursements, sick leave, life, health, disability or accident insurance plan, corporate-owned or key-man life insurance, or other employee or retiree benefit or perquisite plan, program, arrangement, understanding, agreement or commitment, whether written or unwritten, formally established or established by custom or practice, including any multi-employer benefit plan or any employee benefit plan that any of the Company Parties maintains or contributes to, or has established (whether formally or by custom or practice) or has any obligation to contribute to, or with respect to which any of the Company Parties has or may have any Liability (including any liability arising out of an indemnification, hold harmless or similar agreement).

         "Employment Agreement" means any employment, consulting or severance agreement or other similar arrangement between any Company Party, on the one hand, and any current director, officer or employee of the Company Parties or any former director, officer or employee of any Company Party, on the other, if such agreement or arrangement involves any continuing obligation or Liability or is in dispute.

         "Entity" means a partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, or unincorporated organization or other legal person established or existing pursuant to the Laws of any jurisdiction.

         "Environmental, Health, and Safety Laws" means Korean Law, statutes, regulations, ordinances, Judgments or binding agreements with any Korean Governmental Authority concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

         "Environmental Studies" has the meaning set forth in Section 4.14(a).

         "Exclusivity Period" has the meaning set forth in Section 6.9(b).

         "Exchange Ratio" means, initially, one and thirteen-thirtieths (1 and 13/30) Transferred Shares for one (1) share of common stock of Hanaro, which is subject to change upon implementation of the Purchase Price Adjustment, prior to the Second Closing.

         "Execution Date" means the date on which this Agreement is executed by the parties hereto.

         "Exercise Notice" has the meaning set forth in Section 8.3(b).

         "Exercise Period" has the meaning set forth in Section 8.3(b).

         "Extraordinary Shareholders' Meeting" has the meaning set forth in
Section 3.1(j).

         "Financial Statements" has the meaning set forth in Section 4.7.

         "Final Consideration" has the meaning set forth in Section 2.2(b).

         "First Closing" has the meaning set forth in Section 2.1(c).

         "First Closing Date" has the meaning set forth in Section 2.1(c).

         "First Tranche Transferred Shares" means the shares of Common Stock to be sold by the Selling Shareholders to Hanaro on the First Closing Date pursuant to this Agreement as set forth in Schedule II, representing an aggregate of approximately 17.91% of the outstanding capital stock of the Company on a fully-diluted basis.

         "FSC" has the meaning set forth in Section 4.9(a).

         "fully-diluted basis" means all outstanding shares of capital stock of the Company and all rights, options, warrants and other securities (whether debt or equity) that are directly or indirectly exercisable or exchangeable for, or convertible into, or otherwise represent the right to purchase or otherwise receive, directly or indirectly, any such capital stock, or other binding arrangement, commitment or agreement to acquire, at any time or under any circumstance, capital stock of the Company or any such other securities, including all outstanding stock options granted to officers, directors, employees and/or consultants under all agreements, plans or arrangements, assuming that all shares of capital stock of the Company issuable upon full exercise, exchange and/or conversion of such rights, options, warrants or securities have been issued and are outstanding.

         "GAAP" means, with respect to any jurisdiction, generally accepted accounting principles as in effect from time to time in such jurisdiction, applied on a consistent basis over the relevant periods.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guarantors" has the meaning set forth in Section 6.11.

         "Hanaro" has the meaning set forth in the preamble.

         "Hanaro Convertible Bonds" means the convertible bonds of Hanaro to be issued to the Selling Shareholders pursuant to the Convertible Bond Subscription Agreement, the terms of which convertible bonds are set forth in Exhibit C.

         "Hanaro Disclosure Schedule" means Hanaro's disclosure schedule in English dated as of the date hereof, attached hereto as Schedule IV.

         "Hanaro Indemnified Parties" has the meaning set forth in Section
7.2(a).

         "Hanaro's Regulatory Approvals" has the meaning set forth in Section 5.4(b).

         "Hazardous Materials" means any chemical substance, including without limitation any: pollutant; contaminant; chemical; raw material; intermediate, product or by-product; industrial, solid, toxic or hazardous substance, material or waste; petroleum or any fraction thereof; asbestos or asbestos-containing-material; and polychlorinated biphenyls; including without limitation all substances, materials or wastes; which are now regulated, classified or considered to be hazardous, dangerous or toxic under any Environmental, Health and Safety Law of Korea, now or hereafter enacted, promulgated, or amended.

         "Indebtedness" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether contingent or fixed (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) any obligation, issued or assumed as the deferred purchase price (whether created or arising under any conditional sale or other title retention agreement or otherwise), with respect to property, assets or services acquired by such Person (even though the rights and remedies of the sellers or lenders under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations of such Person under banker's acceptances, letters of credit, "documents against acceptance" or similar facilities, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) any interest rate or currency swap or similar hedging `agreement and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person.

         "Indebtedness Restructuring" has the meaning set forth in Section 6.1.

         "Indemnified Parties" means the Hanaro Indemnified Parties and/or the Selling Shareholders Indemnified Parties.

         "Indemnifying Party" has the meaning set forth in Section 7.3(a).

         "Independent Appraiser" means Youngwha Accounting Company, an Ernst & Young affiliate in Seoul, Korea.

         "Initial Consideration" has the meaning set forth in Section 2.1(b).

         "Insolvency Event" means, with respect to a Person, (i) the Person commences a voluntary case concerning itself under the Bankruptcy Act of Korea, the Corporate Reorganization Act of Korea, the Composition Act of Korea and the Corporate Restructuring Promotion Act of Korea, or any national, state, provincial, local, foreign or other insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto as now or hereafter in effect ("Insolvency Statutes"); (ii) an involuntary case is commenced against the Person under an Insolvency Statute; (iii) a custodian is appointed under any applicable Insolvency Statute for, or takes charge of, all or any substantial part of the property of the Person; (iv) any other formal proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar Law of any jurisdiction, whether now or hereafter in effect, relating to the Person is commenced (a) by the Person or (b) by any other Person; (v) the Person is adjudicated insolvent or bankrupt; (vi) any order of relief or other order approving any such case or proceeding is entered; (vii) the Person makes a general assignment for the benefit of creditors; or (viii) the Person is unable to pay its debts, generally as they become due.

         "Insolvency Statutes" has the meaning set forth in the definition of "Insolvency Event."

         "Intangible Property" means, with respect to any Person, all certificates of deposit, bank accounts, securities, partnership or other ownership interests, rights to receive money or property by assignment, future interests, claims and rights against third parties, accounts and notes receivables owned or held directly or beneficially by or on behalf of the account of such Person, Licenses, Intellectual Property and any other intangible property of any nature of such Person.

         "Intellectual Property" means (a) any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in (i) all inventions, invention disclosures, all improvements thereto (whether patentable or unpatentable and whether or not reduced to practice), and all issued patents, pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, design patents, patents of importation/confirmation, certificates of invention, certificates of registration and similar rights (collectively, "Patents"), (ii) all trademarks, service marks, certification marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, "Trademarks"), (iii) all works of authorship (whether or not copyrightable), all copyrights, all moral rights and all applications, registrations, and renewals in connection therewith (collectively, "Copyrights"), (iv) all trade secrets and confidential business information and rights to limit the use or disclosure thereof by any Person (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, "Trade Secrets"), (v) all computer software, operating systems, data files, source and object codes, user interfaces, manuals, databases, technical specifications and documentation and (vi) mask works, designs and Internet domain names, (b) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (c) claims, causes of action or defenses relating to the enforcement of any of the foregoing, and (d) the goodwill associated with the foregoing.

         "Judgment" means any judgment, writ, order or decree of or by any arbitrator, court, judge, justice or magistrate, including any bankruptcy court or judge, and any order, ruling or action of or by any other Governmental Authority.

         "Key Employees" means executive officers ("isa" or above) of the Company Parties.

         "Korea" means the Republic of Korea.

         "Law" means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Authority.

         "Liabilities" means all Indebtedness and other liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due), including any such liability for Taxes.

         "Licensed Intellectual Property" means Intellectual Property held for use by any Company Party under license from any third party.

         "Licenses" has the meaning set forth in Section 4.11(b).

         "Lien" means (i) any mortgage, pledge, lien (statutory or other), encumbrance, hypothecation, charge, security interest, demand, claim, Tax, option, right to acquire, adverse interest, guarantee obligation, assignment, deposit arrangement, deed of trust, easement, assessment, lease, adverse claim, levy, restriction, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any applicable jurisdiction), or (ii) any pre-emptive rights, option rights, warrants, voting agreements, proxies, trust arrangements, buy-sell agreements, drag-along agreements, rights of first offer or first refusal or other transfer restrictions, redemption agreements, or similar rights of third parties, other than restrictions on transfer imposed by the Transaction Documents and applicable Law.

         "Losses" means all losses, penalties, charges, claims, damages, dues, fines, interest, costs, diminution in value, amounts paid in settlement, Liabilities, Taxes, expenses and fees (including court costs and attorneys' fees and expenses) incurred by, imposed upon, or asserted against any Person.

         "Material Adverse Effect" means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results or could reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, results of operation, business, operations, regulatory status or prospects of the Company and its Subsidiaries (taken as a whole), (ii) the legality or validity as to the Company or enforceability as against the Company of any Transaction Document or (iii) the ability of any of the Selling Shareholders, or the Company or any of its Subsidiaries to perform its material obligations under any Transaction Document; provided, however, that (a) the effects of changes that are generally applicable to the industries and markets in which the Company or any of its Subsidiaries operates shall be excluded from the determination of Material Adverse Effect and (b) the effect on the Company or any of its Subsidiaries of the execution of this Agreement, any public announcement relating to this Agreement or the Transactions or the consummation of the Transactions shall not be taken into account in determining Material Adverse Effect.

         "Material Contracts" means any of the following Contracts to which any Company Party is a party, or by which any Company Party or any of its Assets is bound:

         (i) Contracts which involve aggregate payments or receipts of more than Won 500 million by any Company Party;

         (ii) Contracts which relate to any Business Combination of any kind of a Company Party;

         (iii) Contracts which restrict or limit in any way the ability of any Company Party to engage in certain businesses, to compete in any manner generally or in any specific geographical area, or oblige any Company Party to present any business opportunity to any other Person;

         (iv) Contracts to which any Related Person of any Company Party is also a party;

         (v) Contracts made with any of the suppliers listed in Section 4.24 of the Disclosure Schedule;

         (vi) Contracts outside the Ordinary Course of Business for the future purchase of, or payment for, equipment, inventory, supplies, other goods or products or services having a total value or involving total payments or costs of Won 100 million (or its equivalent in any other currency) or more in any one case or in the aggregate for all Contracts which are related;

         (vii) Contracts outside the Ordinary Course of Business continuing over a period of more than one (1) year from the date hereof having a total value or involving total payments or costs of Won 100 million (or its equivalent in any other currency) or more in any one case or in the aggregate for all Contracts which are related;

         (viii) Leases outside the Ordinary Course of Business under which any Company Party is either lessor or lessee of any real property or any material personal property having annual lease payments in excess of Won 100 million (or its equivalent in any other currency);

         (ix) Contracts which evidence Indebtedness of any Company Party, including any loan, credit agreement, bond, note, debenture, letter of credit agreement, "document of acceptance" or similar instrument or agreement, in excess of Won 500 million in principal amount;

         (x)    Contracts with any labor union or labor representative;

         (xi) bonus, pension, profit-sharing, retirement, stock purchase, stock option or other deferred or incentive compensation, death benefit, disability, severance, benefit plan, or similar plan, program or Contract;

         (xii) Contracts pursuant to which any Person has any right of first offer, right of first refusal, tag-along, drag-along or similar right with respect to any disposition or proposed disposition of any equity interests in any Company Party;

         (xiii) registration rights agreements (or similar agreements) entered into by the Company in favor of any Person;

         (xiv) guarantees by any Company Party of the obligations, indebtedness or liabilities of any other Person;

         (xv) material Contracts outside the Ordinary Course of Business relating to the mortgaging, pledging or granting of a security interest on any properties of any Company Party;

         (xvi) Contracts which restrict or limit in any way the ability of any Company Party to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire any of its securities;

         (xvii)  Contracts related to any ABS Program;

         (xviii) Contracts under which the consequences of a default or termination would have a Material Adverse Effect;

         (xix) any other Contract (or series of Contracts) that could reasonably be expected to be material to the Company Parties, taken as a whole; and

         (xx)    any Contract described in any section of the Disclosure
                 Schedule.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "Ordinary Course of Business" means, with respect to the Company or a Subsidiary of the Company, the ordinary day to day course of business of the Company or such Subsidiary consistent with customary industry practices for a company in businesses that the Company or such Subsidiary is engaged in as of the date hereof.

         "Owned Intellectual Property" means all Intellectual Property owned by any Company Party.

         "party" or "parties" has the meaning set forth in the preamble.

         "Patents" has the meaning set forth in the definition of "Intellectual Property."

         "Permitted Liens" means (i) the Liens disclosed in the Financial Statements; (ii) Liens for Taxes, assessments or other charges by Governmental Authorities not yet due or delinquent; (iii) materialmen's, mechanics', repairmen's, employees', contractors', operators' and other similar Liens arising in the Ordinary Course of Business; and (iv) easements arising by operation of Law, the effects of which, individually or in the aggregate, are not reasonably likely to be material to the business of the Company.

         "Person" means an individual, Entity, or Governmental Authority.

         "Preferred Stock" means shares of non-voting preferred stock of the Company.

         "Proprietary Software" means all computer software (other than commercially available "shrink wrap" software), source codes, object codes, operating systems, data, databases, files, user interfaces, specifications, documentation and other materials related thereto, sold, marketed or licensed by the Company Parties to customers in connection with the business of the Company or held for use or used in connection with the development of such computer software, operating systems, data databases and files.

         "Purchase Price" means Won (5,000 x (3 / 4.3)) for each Transferred Share; provided, however, that if the conversion price per share of Hanaro Convertible Bonds is required to be greater than Won 5,000 under applicable Law, then the number "5,000" in the above formula shall be replaced with such greater conversion price per share.

         "Purchase Price Adjustment" has the meaning set forth in Exhibit A.

         "Put Right" has the meaning set forth in Section 8.3(b).

         "Redeemable Equity" of any Person means any equity interest of such Person that by its terms, absolutely, contingently or otherwise, is or may be required to be redeemed or repurchased by such Person or is or may become redeemable or repurchasable at the option of the holder thereof.

         "Redemption Right" has the meaning set forth in Section 8.3(b).

         "Regulatory Approvals" means (i) any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Authorities, and (ii) any and all waiting periods imposed by applicable Laws.

         "Related Person" means,

         (a)   as to any natural Person,

               (i) any of such Person's parents, children, siblings and spouse, the parents and children of such Person's spouse, and the spouses of such Person's children ("Relatives");

               (ii) any Entity in which such Person or any of his or her Relatives, individually or collectively, owns or controls, directly or indirectly, ten percent (10%) or more of the issued and outstanding equity interests; and

               (iii) any trust or estate in which such Person or any of his or her Relatives has a substantial interest or serves as a trustee or in a similar capacity; and

         (b)   as to any Entity,

               (i) any Person that directly or indirectly owns or controls twenty percent (20%) or more of the issued and outstanding equity interests of such Entity and the Related Persons of such Person;

               (ii) any Person in which such Entity owns twenty percent (20%) or more of the issued and outstanding equity interests;

               (iii) any director, executive officer, partner, member or similar representative of such Entity or of any Related Person of such Entity; and

               (iv) with respect to the Company, any Entity (other than a Company Party) that is an affiliate or a specially related party of the Company under the Monopoly Regulation and Fair Trade Law.

         "Relatives" has the meaning set forth in the definition of "Related Person".

         "Representatives" means, with respect to any Person, any officers, directors, limited or general partners or members, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors of such Person (or of such Person's successors or assigns) or other Person associated with, or acting on behalf of, such Person (or such Person's successors and assigns).

         "Requirement of Law" means, as to any Person, the Charter Documents of such Person, and all Laws, Judgments or other determinations of an arbitrator, court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Rights" means, with respect to any Person, any subscription, option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any capital stock, other equity interest or other security of any class or series and of any issuer, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Second Closing" has the meaning set forth in Section 2.2(c).

         "Second Closing Date" has the meaning set forth in Section 2.2(c).

         "Second Tranche Transferred Shares" means the shares of Common Stock to be sold by the Selling Shareholders to Hanaro on the Second Closing Date pursuant to this Agreement as set forth in Schedule II, representing an aggregate of approximately 22.6% of the outstanding capital stock of the Company on a fully-diluted basis.

         "Securities Act" means the U.S. Securities Act of 1933, as amended.

         "Securities Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

         "Sellers' Regulatory Approvals" has the meaning set forth in Section 4.3(b).

         "Selling Shareholders" has the meaning set forth in the preamble.

         "Selling Shareholders Indemnified Parties" has the meaning set forth in
Section 7.2(b).

         "Selling Shareholders' Knowledge" means the actual knowledge of the directors or officers ("isa" level and above) of any (a) Selling Shareholder or
(b) Company Party (for the directors and officers ("isa" level and above) of a Company Party, "actual knowledge" shall mean knowledge after reasonable inquiry).

         "Subsidiary" with respect to any Person, means any other Person which is, directly or indirectly through one or more intermediaries, Controlled by such first Person; provided, however, that with respect to the Company, "Subsidiary" shall mean (i) Korea.com Communications Co., Ltd., (ii) Nowcom Co., Ltd. and (iii) any other company which is, directly or indirectly through one or more intermediaries, Controlled by the Company and, as of the end of the most recently concluded fiscal year, had a net asset value of Won 10 billion or more.

         "Tax" means all taxes, however denominated, including any interest, additions to tax or penalties that may become payable in respect thereof, imposed by any federal, state, local, foreign or Korean government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, worker's compensation, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed under any statute, rule or regulation.

         "Third Party Claims" has the meaning set forth in Section 7.3(a).

         "Total Consideration" means the sum of the Initial Consideration and the Final Consideration.

         "Trade Secrets" has the meaning set forth in the definition of "Intellectual Property".

         "Trademarks" has the meaning set forth in the definition of "Intellectual Property".

         "Transaction Documents" means this Agreement and the Convertible Bond Subscription Agreement and each other certificate, instrument or agreement executed and delivered by the Company or any of its Subsidiaries pursuant to or in connection with the transactions contemplated by any of the foregoing.

         "Transactions" means any and all of the transactions contemplated by this Agreement or any of the other Transaction Documents, including the purchase and sale of the Transferred Shares.

         "Transferred Shares" means the First Tranche Transferred Shares and the Second Tranche Transferred Shares, representing an aggregate of approximately 40.51% of the outstanding capital stock of the Company on a fully-diluted basis.

         "Unaudited Financial Statements" means the unaudited, unconsolidated
(i) quarterly balance sheets and income statements, and statements of cash flows for the Company and its subsidiaries for each quarter ended after December 31, 2001 and prior to the date hereof, and (ii) monthly management reports, containing unaudited, unconsolidated balance sheets and statements of cash flow and profit and loss, as of and for each month ended after September 30, 2002 and prior to the date hereof for the Company and its subsidiaries.

         "Updates" has the meaning set forth in Article IV.

         "Warrant Sale and Purchase Agreement" means a warrant sale and purchase agreement to be entered into between SB Thrunet Pte Ltd. and Hanaro for the sale and purchase of the Warrants.

         "Warrants" means the warrants held by SB Thrunet Pte Ltd. to subscribe for (i) an aggregate of 17,370,892 shares of Common Stock of the Company, as represented by Series 17 Warrant, Certificates Nos. 1 to 10, and (ii) an aggregate of 8,685,446 shares of Common Stock of the Company, as represented by Series 18 Warrant, Certificate No. 1.

         "Won" means the lawful currency of Korea.

         "2001 Audited Financials" means the audited consolidated financial statements for the Company and its subsidiaries as of and for the year ended December 31, 2001 contained in the latest annual report on Form 20-F filed by the Company with the SEC.

         1.2 Certain Rules of Construction. This Agreement is to be interpreted in accordance with the following rules of construction:

               (i) Number and Gender. All definitions of terms apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

               (ii) "Including," "Herein," Etc. The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation". The words "herein", "hereof", and "hereunder" and words of similar import refer to this Agreement (including all Exhibits and Schedules) in its entirety and are not limited to any part hereof unless the context shall otherwise require. The word "or" is not exclusive and means "and/or."

               (iii) Subdivisions and Attachments. All references in this Agreement to Articles, Sections, subsections, Exhibits and Schedules are, respectively, references to Articles, Sections and subsections of, and Exhibits and Schedules attached to, this Agreement, unless otherwise specified.

               (iv) References to Documents and Laws. All references to any Transaction Document are to such document as amended, modified or supplemented from time to time in accordance with its terms. All references to (x) any other agreement or instrument or (y) any Requirement of Law, License or similar item are to it as amended and supplemented from time to time (and, in the case of a Law, to any corresponding provisions of successor Laws), unless otherwise specified.

               (v) References to Days. Any reference in this Agreement or a Transaction Document to a "day" or number of "days" (without the explicit qualification "Business") is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.

               (vi) Examples. If, in any provision of any Transaction Document, any example is given (through the use of the words "such as," "for example," "e.g." or otherwise) of the meaning, intent or operation of any provision, such example is intended to be illustrative only and not exclusive.

               (vii) Participation in Drafting. The parties and their respective legal counsel have participated in the drafting of this Agreement, and this Agreement will be construed simply and according to its fair meaning and without any presumption or prejudice for or against any party.

               (viii) Headings. The table of contents and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (ix) Number of Transferred Shares. Unless explicitly stated otherwise, the number of shares of Common Stock set forth in this Agreement represents the number of shares of Common Stock of the Company after giving effect to the Capital Reduction.

               (x) Joint and Several Obligation. Any obligation and liability of a Selling Shareholder under the Transaction Documents shall be joint and several obligation and liability of all Selling Shareholders.

                                   ARTICLE II
                     SALE AND PURCHASE OF TRANSFERRED SHARES

         2.1   First Tranche Transferred Shares.

               (a)   Sale and Purchase of First Tranche Transferred Shares.
Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth herein, on the First Closing Date, each Selling Shareholder agrees to sell to Hanaro, and Hanaro agrees to purchase from the Selling Shareholders, the First Tranche Transferred Shares (which shares are and shall be duly authorized, validly issued, fully-paid and non-assessable and, as of the First Closing Date, free and clear of all Liens).

               (b) Purchase Price for the First Tranche Transferred Shares. The total purchase price for the First Tranche Transferred Shares shall be the product of the Purchase Price and the number of First Tranche Transferred Shares (the "Initial Consideration"). The Initial Consideration shall be paid on the First Closing Date.

               (c) First Closing; First Closing Date and Place. The closing of the purchase and sale of the First Tranche Transferred Shares (the "First Closing") shall take place at the offices of Shin & Kim, in Seoul, Korea before 4:00 p.m., Seoul time, on January 3, 2003, or on such other date as the parties may agree (the "First Closing Date").

               (d) First Closing Deliveries of Selling Shareholders. At the First Closing, the Selling Shareholders shall deliver or cause to be delivered to Hanaro the following, in form and substance reasonably satisfactory to Hanaro and its counsel:

                     (i) a bill of sale evidencing the transfer of the First Tranche Transferred Shares to Hanaro, provided that new share certificates reflecting the Capital Reduction that will be issued for the First Tranche Transferred Shares shall be delivered to Hanaro as soon as they become available, but no later than January 25, 2003;

                     (ii) a certificate from each Selling Shareholder certifying that the conditions contained in Section 3.1 have been satisfied in full and all of the covenants of the Selling Shareholders herein that are to be performed prior to the First Closing have been performed in all material respects;

                     (iii) a certificate from each Selling Shareholder attaching copies, certified by such officer as true and complete, of the resolutions of its board of directors and its shareholders, if necessary, in connection with the authorization and approval of the execution, delivery and performance of the Transaction Documents and consummation of the Transactions; and

                     (iv) such other documents as Hanaro may reasonably request.

               (e) First Closing Deliveries of Hanaro. At the First Closing, Hanaro shall deliver or cause to be delivered to the Selling Shareholders the following, in form and substance reasonably satisfactory to the Selling Shareholders and their counsel:

                     (i)   the Initial Consideration;

                     (ii) a certificate from Hanaro certifying that the conditions contained in Section 3.2 have been satisfied in full and all of the covenants of Hanaro herein that are to be performed prior to the First Closing have been performed in all material respects;

                     (iii) a certificate of the Representative Director of
               Hanaro attaching copies, certified by such officer as true and complete, of the resolutions of its board of directors and its shareholders, if necessary, in connection with the authorization and approval of the execution, delivery and performance of the Transaction Documents and consummation of the Transactions; and

                     (iv) such other documents as the Selling Shareholders may reasonably request.

         2.2   Second Tranche Transferred Shares.

               (a) Sale and Purchase of Second Tranche Transferred Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth herein, on the Second Closing Date, each Selling Shareholder agrees to sell to Hanaro, and Hanaro agrees to purchase from the Selling Shareholders, the Second Tranche Transferred Shares (which shares are and shall be duly authorized, validly issued, fully-paid and non-assessable and, as of the Second Closing Date, free and clear of all Liens).

               (b) Purchase Price for the Second Tranche Transferred Shares. The total purchase price for the Second Tranche Transferred Shares (the "Final Consideration") shall be the product of the Purchase Price less the Purchase Price Adjustment pursuant to Section 2.3 and the number of Transferred Shares, less the Initial Consideration. For purposes of clarification, the Final Consideration shall be the higher of zero and ((PP - PPA) x TS) - IC, where:

                     PP = Purchase Price
                     PPA = Purchase Price Adjustment
                     TS = Transferred Shares
                     IC = Initial Consideration

               The Final Consideration shall be paid on the Second Closing Date.

               (c) Second Closing; Second Closing Date and Place. The closing of the purchase and sale of the Second Tranche Transferred Shares (the "Second Closing") shall take place at the offices of Shin & Kim, in Seoul, Korea before 4:00 p.m., Seoul time, on February 7, 2003, or on such other date as the parties may agree (the "Second Closing Date"); provided, however, that if there is a delay in delivering the Disclosure Schedule to Hanaro under Section 6.14, then the Second Closing Date as well as the date set forth in Section 8.2(a) shall automatically be delayed by the number of days that the delivery of the Disclosure Schedule has been delayed.

               (d) Second Closing Deliveries of Selling Shareholders. At the Second Closing, the Selling Shareholders shall deliver or cause to be delivered to Hanaro the following, in form and substance reasonably satisfactory to Hanaro and its counsel:

                     (i) stock certificates representing the Second Tranche Transferred Shares;

                     (ii) a certificate from each Selling Shareholder certifying that the conditions contained in Section 3.3 have been satisfied in full and all of the covenants of the Selling Shareholders herein that are to be performed prior to the Second Closing have been performed in all material respects; and

                     (iii) such other documents as Hanaro may reasonably
               request.

               (e) Second Closing Deliveries of Hanaro. At the Second Closing, Hanaro shall deliver or cause to be delivered to the Selling Shareholders the following, in form and substance reasonably satisfactory to the Selling Shareholders and their counsel:

                     (i)   the Final Consideration;

                     (ii) a certificate from Hanaro certifying that the conditions contained in Section 3.4 have been satisfied in full and all of the covenants of Hanaro herein that are to be performed prior to the Second Closing have been performed in all material respects; and

                     (iii) such other documents as the Selling Shareholders may reasonably request.

         2.3 Purchase Price Adjustment. The Purchase Price Adjustment, if any, shall be made at least seven (7) days prior to the Second Closing by the Independent Appraiser in accordance with the formula set forth in Exhibit A. The Independent Appraiser shall be jointly retained by Hanaro and the Selling Shareholders within seven (7) days following the Execution Date for the purpose of determining the Purchase Price Adjustment, if any. The Independent Appraiser's determination of the Purchase Price Adjustment, if any, shall be final and binding on Hanaro and the Selling Shareholders absent manifest error and all costs of the Independent Appraiser shall be borne equally by Hanaro, on the one hand, and the Selling Shareholders, on the other hand.

                                   ARTICLE III
                                   CONDITIONS

         3.1 Conditions of Hanaro Relating to the First Closing. The obligation of Hanaro to purchase and pay for the First Tranche Transferred Shares as contemplated by this Agreement is subject to the satisfaction, on or before the First Closing Date, of the following conditions, any of which may be waived in writing by Hanaro in its sole discretion.

               (a) Proceedings Not Restrained. No order or injunction shall have been issued by a Governmental Authority that restrains, restricts, enjoins, prevents, delays, prohibits, imposes substantial damages or penalties or otherwise makes illegal the consummation of the Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened that seeks to restrain, restrict, enjoin, prevent, delay, prohibit, impose substantial damages or penalties with respect to or otherwise make illegal such transactions; and no Law (or proposed Law) shall have been proposed for enactment, promulgated, adopted, enacted or entered or otherwise made effective by any Governmental Authority that has or would have such effect.

               (b) Representations and Warranties; No Default. The representations and warranties of the Selling Shareholders contained in the Transaction Documents shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the First Closing Date (or, with respect to the representations and warranties that are given as of a specific date, as of such date); and on or before the First Closing Date, the Selling Shareholders shall have performed and complied with in all material respects, and, on and as of the First Closing Date, the Selling Shareholders shall not be in breach or default in any material respect under, any agreements, covenants, conditions and obligations contained in this Agreement and the other Transaction Documents (including, without limitation, the covenants contained in Articles VI hereof) that are required to be performed or complied with on or before the First Closing Date.

               (c) Consents. All of Sellers' Regulatory Approvals and all consents, waivers or approvals from any other Person necessary or required for or in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions shall have been obtained or made on terms reasonably satisfactory to Hanaro, Hanaro shall have received copies of all such consents, waivers and approvals, and all waiting periods specified under applicable Law, the expiration of which is necessary for such consummation, shall have expired or been terminated.

               (d) Purchase Permitted by Applicable Laws. The purchase and sale of the First Tranche Transferred Shares on the terms and conditions herein provided shall not violate any Requirement of Law applicable to Hanaro, any Selling Shareholder or any Company Party.

               (e) Agreements. Each of the Transaction Documents (other than the Disclosure Schedule) shall have been executed and delivered and shall be in full force and effect. All filings required to be made by the Company and the Selling Shareholders for the effectiveness of the Transaction Documents shall have been made by the Company and the Selling Shareholders, and the Company and the Selling Shareholders shall have furnished to Hanaro evidence of such filings.

               (f) Approvals. Each of Hanaro and the Selling Shareholders shall have received the necessary and required approvals from its board of directors for and in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions.

               (g) Proceedings. All corporate and other proceedings to be taken by the Selling Shareholders and the Company in connection with the Transaction Documents with respect to the Transactions and documents incident thereto shall have been completed, and Hanaro shall have received certified or other copies of the documents evidencing the completion of such proceedings as it may reasonably request.

               (h) No Material Adverse Change. Since the date hereof, there shall not exist or has occurred any condition, event or state of facts that has had a Material Adverse Effect, whether or not arising in the Ordinary Course of Business.

               (i) Insolvency Event. No Insolvency Event shall have occurred or be reasonably likely to occur with respect to any Company Party.

               (j) Board of Directors' Meeting of Company. The Company's board of directors shall have had a meeting in order to convene an Extraordinary General Meeting of the Shareholders of the Company (the "Extraordinary Shareholders' Meeting") for the purposes of electing all of the directors and statutory auditor of the Company nominated by Hanaro and amending the Articles of Incorporation of the Company as requested by Hanaro, all of which shall take effect on the Second Closing Date.

               (k) Concurrent Closing. The first closing under the Convertible Bond Subscription Agreement shall occur concurrently with the First Closing; provided, however, that if such closing fails to occur concurrently with the First Closing due to the breach or default of Hanaro, then the condition set forth in this Section 3.1(k) shall be deemed to have been satisfied.

         3.2 Conditions of the Selling Shareholders Relating to the First Closing. The Selling Shareholders' obligation to sell the First Tranche Transferred Shares to be sold to and purchased by Hanaro as contemplated by this Agreement is subject to the satisfaction, on or before the First Closing Date, of the following conditions, any of which may be waived in writing by the Selling Shareholders in their sole discretion:

               (a) Proceedings Not Restrained. No order or injunction shall have been issued by a Governmental Authority that restrains, restricts, enjoins, prevents, delays, prohibits, imposes substantial damages or penalties or otherwise makes illegal the consummation of the Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened that seeks to restrain, restrict, enjoin, prevent, delay, prohibit, impose substantial damages or penalties with respect to or otherwise make illegal such transactions; and no Law (or proposed Law) shall have been proposed for enactment, promulgated, adopted, enacted or entered or otherwise made effective by any Governmental Authority that has or would have such effect.

               (b) Representations and Warranties; No Default. The representations and warranties contained in Article V of this Agreement shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on the date of this Agreement and on and as of the First Closing Date (or, with respect to the representations and warranties that are given as of a specific date, as of such date). On or before the First Closing Date, Hanaro shall have performed and complied with in all material respects, and, on and as of the First Closing Date, Hanaro shall not be in breach or default in any material respect under, any agreements, covenants, conditions or obligations contained in this Agreement and the other Transaction Documents (including, without limitation, the covenants contained in Article VI hereof) that are required to be performed or complied with on or before the First Closing Date.

               (c) Consents. All of Sellers' Regulatory Approvals and all consents, waivers or approvals from any other Person necessary or required for or in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions shall have been obtained or made on terms reasonably satisfactory to the Selling Shareholders and all waiting periods specified under applicable Law, the expiration of which is necessary for such consummation, shall have expired or been terminated.

               (d) Purchase Permitted by Applicable Laws. The purchase and sale of the First Tranche Transferred Shares on the terms and conditions herein provided shall not violate any Requirement of Law applicable to Hanaro, any Selling Shareholder or any Company Party.

               (e) Agreements. Each of the Transaction Documents (other than the Disclosure Schedule) shall have been executed and delivered and shall be in full force and effect. All filings required to be made by Hanaro for the effectiveness of the Transaction Documents shall have been made by Hanaro, and Hanaro shall have furnished to the Selling Shareholders evidence of such filings.

               (f) Approvals. Hanaro shall have received the necessary and required approvals from its board of directors for and in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions.

               (g) Proceedings. All corporate and other proceedings to be taken by Hanaro in connection with the Transaction Documents with respect to the Transactions and documents incident thereto shall have been completed, and the Selling Shareholders shall have received certified or other copies of the documents evidencing the completion of such proceedings as they may reasonably request.

               (h) Insolvency Event. No Insolvency Event shall have occurred or be reasonably likely to occur with respect to Hanaro.

               (i) Concurrent Closing. The first closing under the Convertible Bond Subscription Agreement shall occur concurrently with the First Closing; provided, however, that if such closing fails to occur concurrently with the First Closing due to the breach or default of the Selling Shareholders, then the condition set forth in this Section 3.2(i) shall be deemed to have been satisfied.

         3.3 Conditions of Hanaro Relating to the Second Closing. The obligation of Hanaro to purchase and pay for the Second Tranche Transferred Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Second Closing Date, of the following conditions, any of which may be waived in writing by Hanaro in its sole discretion.

               (a) Proceedings Not Restrained. No order or injunction shall have been issued by a Governmental Authority that restrains, restricts, enjoins, prevents, delays, prohibits, imposes substantial damages or penalties or otherwise makes illegal the consummation of the Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened that seeks to restrain, restrict, enjoin, prevent, delay, prohibit, impose substantial damages or penalties with respect to or otherwise make illegal such transactions; and no Law (or proposed Law) shall have been proposed for enactment, promulgated, adopted, enacted or entered or otherwise made effective by any Governmental Authority that has or would have such effect.

               (b) Representations and Warranties; No Default. The representations and warranties of the Selling Shareholders contained in the Transaction Documents shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on the date of the First Closing Date and on and as of the Second Closing Date; and on or before the Second Closing Date, the Selling Shareholders shall have performed and complied with in all material respects, and, on and as of the Second Closing Date, the Selling Shareholders shall not be in breach or default in any material respect under, any agreements, covenants, conditions or obligations contained in this Agreement and the other Transaction Documents (including, without limitation, the covenants contained in Article VI hereof) that are required to be performed or complied with on or before the Second Closing Date.

               (c) Purchase Permitted by Applicable Laws. The purchase and sale of the Second Tranche Transferred Shares on the terms and conditions herein provided shall not violate any Requirement of Law applicable to Hanaro, any Selling Shareholder or any Company Party.

               (d) No Material Adverse Change. Since the First Closing Date, there shall not exist or has occurred any condition, event or state of facts that has had a Material Adverse Effect, whether or not arising in the Ordinary Course of Business.

               (e) Disclosure Schedule. Hanaro shall have received a full and complete set of the Disclosure Schedule and shall not have duly exercised its right to terminate this Agreement pursuant to Section 8.2(f). In the event that the Disclosure Schedule has been updated by the Selling Shareholders in accordance with Article IV, such Updates shall not contain any items that have a Material Adverse Effect.

               (f) Insolvency Event. No Insolvency Event shall have occurred or be reasonably likely to occur with respect to any Company Party.

               (g) Resignation of Directors. The Company shall have received letters of resignation addressed to the Company, effective as of a date no later than the Second Closing Date, from all of the then-current directors (each in his capacity as such) such that Hanaro's nominees may be elected at the Extraordinary Shareholders' Meeting for a three-year term commencing on the

Second Closing Date, and the Selling Shareholders shall have delivered copies of such letters to Hanaro.

               (h) Convening of Shareholders' Meeting of Company. The Extraordinary Shareholders' Meeting shall have been convened and all of Hanaro's nominees shall have been elected as directors and statutory auditor of the Company and the Articles of Incorporation of Company shall have been amended as requested by Hanaro.

               (i) Sale of First Tranche Transferred Shares by all Selling Shareholders. The Selling Shareholders shall have sold to Hanaro the number (or such other number as may have been agreed between Hanaro and the Selling Shareholders) of the First Tranche Transferred Shares.

               (j) Contracts. Hanaro shall have received all or substantially all of the documents set forth in Section 6.13(a) on or prior to January 11, 2003.

               (k) Concurrent Closing. The second closing under the Convertible Bond Subscription Agreement and the closing under the Warrant Sale and Purchase Agreement shall occur concurrently with the Second Closing; provided, however, that if any such closing fails to occur concurrently with the Second Closing due to the breach or default of Hanaro, the condition set forth in this Section 3.3(k) shall be deemed to have been satisfied.

         3.4 Conditions of the Selling Shareholders Relating to the Second Closing. The Selling Shareholders' obligation to sell the Second Tranche Shares to be sold to and purchased by Hanaro as contemplated by this Agreement is subject to the satisfaction, on or before the Second Closing Date, of the following conditions, any of which may be waived in writing by the Selling Shareholders in their sole discretion:

               (a) Proceedings Not Restrained. No order or injunction shall have been issued by a Governmental Authority that restrains, restricts, enjoins, prevents, delays, prohibits, imposes substantial damages or penalties or otherwise makes illegal the consummation of the Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened that seeks to restrain, restrict, enjoin, prevent, delay, prohibit, impose substantial damages or penalties with respect to or otherwise make illegal such transactions; and no Law (or proposed Law) shall have been proposed for enactment, promulgated, adopted, enacted or entered or otherwise made effective by any Governmental Authority that has or would have such effect.

               (b) Representations and Warranties; No Default. The representations and warranties contained in Article V of this Agreement shall have been true and correct in all material respects (except that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on the date of this Agreement and on and as of the Second Closing Date. On or before the Second Closing Date, Hanaro shall have performed and complied with in all material respects, and, on and as of the Second Closing Date, Hanaro shall not be in breach or default in any material respect under, any agreements, covenants, conditions or obligations contained in this Agreement and the other Transaction Documents (including, without limitation, the covenants contained in Article VI hereof) that are required to be performed or complied with on or before the Second Closing Date.

               (c) Purchase Permitted by Applicable Laws. The purchase and sale of the Second Tranche Transferred Shares on the terms and conditions herein provided shall not violate any Requirement of Law applicable to Hanaro, any Selling Shareholder or any Company Party.

               (d) Insolvency Event. No Insolvency Event shall have occurred or be reasonably likely to occur with respect to Hanaro.

               (e) Sale of First Tranche Transferred Shares by all Selling Shareholders. The Selling Shareholders shall have sold to Hanaro the number (or such other number as may have been agreed between Hanaro and the Selling Shareholders) of First Tranche Transferred Shares.

               (f) Concurrent Closing. The second closing of the Convertible Bond Subscription Agreement shall occur concurrently with the Second Closing; provided, however, that if such closing fails to occur concurrently with the Second Closing due to the breach or default of the Selling Shareholders, the condition set forth in this Section 3.4(f) shall be deemed to have been satisfied.

         3.5 Waiver of Closing Conditions. Waiver of conditions to Closing shall not constitute a waiver of rights or remedies with respect to any breach of representations, warranties, covenants or other obligations or duties, and all rights with respect to any such breach shall continue, regardless of such waiver, absent express written agreement to the contrary.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF THE SELLING SHAREHOLDERS

         Except as set forth in the Disclosure Schedule to be delivered to Hanaro and updated pursuant to this Agreement, the Selling Shareholders jointly and severally represent and warrant to Hanaro as follows as of each Closing Date (or, with respect to the representations and warranties that are given as of a specific date, as of such date), with the same force and effect as if made at and as of such time. For purposes of the representations and warranties of the Selling Shareholders contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate disclosure of such facts or circumstances with respect to all representations or warranties made by the Selling Shareholders herein that such facts or circumstances concern. In the Disclosure Schedule to be delivered to Hanaro pursuant to Section 6.14, the Selling Shareholders shall be entitled to include disclosures for any and all sections of this Article IV, regardless of whether there is a reference to the Disclosure Schedule in such sections. Following such delivery of the Disclosure Schedule to Hanaro, the Selling Shareholders may, from time to time, update (but not correct, supplement with or newly insert facts or circumstances that already existed prior to the First Closing Date) (the "Updates") the Disclosure Schedule by delivering such updated information to Hanaro in writing, expressly stating the sections of the Disclosure Schedule that are to be so updated, and if so updated, the Disclosure Schedule as updated by such Updates shall supersede any previous Disclosure Schedule as of the date of such update; provided, however, that if the Updates are submitted to Hanaro within three (3) days prior to the Second Closing Date, then the Second Closing Date shall be automatically delayed by three (3) days to allow Hanaro to review the then submitted Updates. The inclusion of any information in any section of the Disclosure Schedule shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Such representations, warranties, covenants and agreements have constituted a material inducement to Hanaro to enter into this Agreement, to enter into the other Transaction Documents to which it has become a party, to purchase the Transferred Shares and to consummate the other Transactions.

         4.1   Power; Authorization; Execution.

               (a) Each of the Selling Shareholders has full power and capacity to execute and deliver each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

               (b) The execution, delivery and performance by each of the Selling Shareholders of each Transaction Document to which it is a party have been duly authorized by all necessary corporate action on the part of such Entity, except for the approval of its board of directors, which shall be obtained on or before the First Closing Date.

               (c) Subject to the approval of its board of directors, each Transaction Document to which each of the Selling Shareholders is a party, assuming due authorization, execution and delivery of such Transaction Document by the other parties thereto, will constitute the valid and legally binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditor rights generally and to general principles of equity.

         4.2 Record and Beneficial Ownership. Except for the shares of Common Stock held by SB Thrunet Pte Ltd., each of the Selling Shareholders has good and marketable title to, and is the lawful record and beneficial owner of, the shares of Common Stock listed next to such Selling Shareholder's name on
Schedule II and, as of the First Closing Date or the Second Closing Date, as applicable, free and clear of all Liens. With respect to the shares of Common Stock held by SB Thrunet Pte Ltd., as of the Second Closing Date, certain Selling Shareholder(s) will have good and marketable title to, and will be the lawful record and beneficial owner of, such shares of Common Stock, free and clear of all Liens. The Selling Shareholders have, and upon consummation of the transactions contemplated in Article 2 hereof, Hanaro shall have, legal, uncontested and unrestricted title to the Transferred Shares. The Transferred Shares represent, in the aggregate, approximately 40.51% of the issued and outstanding equity interest in the Company on a fully-diluted basis.

         4.3 No Conflict; Consents. (a) Except as set forth in Section 4.3(a) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other Transaction Document, nor the consummation of any of the Transactions does or will (i) violate any Requirement of Law to which any Selling Shareholder, any Company Party, or any of their Assets is subject or bound, (ii) require any Regulatory Approval, (iii) conflict with, result in a breach of, constitute a default under (with or without the giving of notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, any Material Contract or any License or (iv) impair or result in the imposition of any Lien upon any of the material Assets of any Company Party.

               (b) Section 4.3(a) of the Disclosure Schedule sets forth all of the Regulatory Approvals required to be obtained by any Selling Shareholder or Company Party in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions (the "Sellers' Regulatory Approvals"). All of the Sellers' Regulatory Approvals shall have been obtained by the appropriate Selling Shareholder or Company Party on or prior to the First Closing Date], shall be in full force and effect on each Closing Date, shall not be subject to any material restriction, condition, limitation, qualification, or unusual or onerous requirement, obligation or term, and shall not be subject to revocation.

         4.4 Organization, Qualification, and Corporate Power. (a) The Company is a chusik-hoesa, duly organized and validly existing under the Laws of Korea. Each of the Company's Subsidiaries is a limited liability company or a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation. Each of the Company Parties is duly authorized, qualified and licensed to conduct business under the Laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary. Each of the Company Parties has full corporate power and authority to carry on the businesses in which it is engaged as such businesses are now being conducted and to own, lease and use the properties currently owned, leased and used by it.

               (b) Each of the Selling Shareholders is a corporation duly organized and validly existing under the Laws of Korea.

               (c) The Selling Shareholders shall have delivered to Hanaro on or prior to the First Closing Date true, correct and complete copies of the Charter Documents of each of the Selling Shareholders and of the Company Parties (in each case as in effect as of the First Closing Date).

               (d) Section 4.4(d) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization,
(ii) its form of organization and capital structure, and (iii) the capital stock or other equity interests held of record or owned beneficially by the Company in such Subsidiary. All such capital stock and other equity interests are held free and clear of all Liens.

               (e) Section 4.4(e) of the Disclosure Schedule lists the directors and officers ("isa" level and above) of the Company and each of its Subsidiaries who hold such positions as of the First Closing Date.

         4.5   Capitalization.

               (a) As of the date hereof, the authorized capital stock of the Company consists solely of 400,000,000 authorized shares, of which 77,635,260 shares of Common Stock are issued and outstanding. There is no Preferred Stock issued and outstanding. All outstanding shares of

Common Stock were duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 4.5(a) of the Disclosure Schedule, no shares of capital stock of the Company of any class or series are reserved for issuance and no Redeemable Equity of the Company is authorized, issued or outstanding.

(b) Section 4.5(b) of the Disclosure Schedule lists all outstanding or authorized Rights or other Contracts, commitments, arrangements or understandings that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock, or stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. No capital stock or other securities of the Company have been issued in violation of any preemptive rights.

         4.6 Corporate Records. The minute books or similar records of each Company Party, which shall have been made available to Hanaro on or prior to the First Closing Date, contain true and complete records in all material respects of all meetings of, or written consents in lieu of meetings (if applicable) executed by, the respective boards of directors (and all committees thereof) and shareholders or other equity owners of the Company Parties. All material actions and transactions taken or entered into by any Company Party and requiring action by its board of directors or shareholders or other equity owners have been duly authorized or ratified as necessary, except where the failure to so authorize or ratify such action or transaction does not have a Material Adverse Effect.

         4.7 Financial Statements. The Selling Shareholders have delivered to Hanaro true, accurate and complete copies of the following financial statements (collectively, the "Financial Statements"): (i) the Audited Financial Statements; and (ii) the Unaudited Financial Statements. The Financial Statements (including the notes thereto) are complete and correct in all material respects and present fairly the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and/or its Subsidiaries (as applicable) for the relevant periods in conformity with U.S. GAAP (or, with respect to Unaudited Financial Statements, Korean GAAP) applied on a consistent basis throughout the periods covered thereby; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments, none of which will be material in nature or amount, and lack footnotes.

         4.8 Undisclosed Liabilities. Except as set forth in Section 4.8 of the Disclosure Schedule and except as disclosed in the Financial Statements and except for those incurred in the Ordinary Course of Business, the Company has not incurred any liability or obligation of any nature, whether or not accrued, contingent or otherwise, the effects of which, in the aggregate, exceed Won four
(4) billion.

         4.9   Company Reports.

               (a) The Company has timely filed or delivered, as applicable, all required forms, reports and documents with the NASDAQ, SEC and the Financial Supervisory Commission of Korea ("FSC") since December 31, 1999, each of which has complied in all material respects with all applicable requirements of Laws relating to securities, including, but not limited to, the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act of 2002 and the Korean Securities and Exchange Act, each as in effect on the dates such forms, reports and documents were filed or delivered. No Company Subsidiary has filed, or is required to file, any form, report or other document with the NASDAQ, SEC or FSC. The Selling Shareholders shall, on or prior to the First Closing Date, deliver to Hanaro, in the form filed with or delivered to the NASDAQ, SEC and FSC (including any amendments or supplements thereto), (i) the Company's Annual Reports for each of the fiscal years ended December 31, 1999, 2000 and 2001; and (ii) all other reports or registration statements filed or delivered by the Company with the NASDAQ, SEC and FSC since January 1, 2000 (the "Company Reports"). None of such forms, reports or documents (as amended or supplemented) filed with or delivered to the SEC or FSC, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed or delivered, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and FSC with respect thereto.

         4.10 Events Subsequent to Most Recent Fiscal Period End. Except as set forth in Section 4.10 of the Disclosure Schedule and except as disclosed in the Financial Statements, since July 1, 2002 (a) there has not been any event, fact, circumstance or occurrence that constitutes a Material Adverse Effect, (b) each Company Party has conducted its business and affairs in the Ordinary Course of Business and (c) no Selling Shareholder nor Company Party has taken any action that, if taken after the date hereof, would constitute a breach of any pre-closing covenants contained in this Agreement, including but not limited to those contained in Article VI hereof.

         4.11  Legal Compliance; Licenses; Corporate Controls.

               (a) Each of the Company Parties is, and has conducted its business and operations in compliance with all material Requirements of Law, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

               (b) Each of the Company Parties possesses all material authorizations, approvals, consents, licenses, permits, easements, certificates, franchises and other rights, privileges and permissions required under applicable Law to conduct its respective business and to own, lease and operate its respective properties as currently conducted, owned, leased or operated (collectively for all Company Parties, the "Licenses"). All of the Licenses are in full force and effect. Each of the Company Parties is currently and has at all applicable times in the past been in compliance with the terms and conditions of each such License in all material respects. The Selling Shareholders have no reason to believe that any of the Licenses will be revoked, canceled, rescinded, or not renewed in the ordinary course. There is not now pending, or to the Selling Shareholders' Knowledge threatened, any material complaint which might have any of the results referred to in the immediately preceding sentence.

               (c) Schedule 4.11(c) of the Disclosure Schedule sets forth a list of all of the Licenses issued by a national (but not local or provincial) agency, commission or other governmental or regulatory authority, together with material terms thereof (including, without limitation, conditions, expiration dates, renewal terms and any other material restrictions or qualifications).

         4.12  Tax Matters.

               (a) Since January 1, 1997, each of the Company Parties has filed on a timely basis all Tax Returns that it was required to file on or prior to the date hereof. All such Tax Returns were, when filed, correct and complete in all material respects. All Taxes owed by the Company Parties (whether or not shown on any Tax Return) have been paid if due, or if not yet due (taking into account any extensions), such Taxes have been properly accrued in accordance with Korean GAAP. None of the Company Parties is currently the beneficiary of any extension of time for the filing of any Tax Return. Since January 1, 1997, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company Parties does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets of the Company Parties that arose in connection with any failure (or alleged failure) to pay any Tax.

               (b) Each Company Party has withheld and paid to the proper Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

               (c) There is no currently pending, or to the Selling Shareholders' Knowledge threatened, dispute or claim concerning any Tax Liability of any of the Company Parties raised by any Governmental Authority.
Section 4.12(c) of the Disclosure Schedule lists all Tax Returns that currently are the subject of audit by any Governmental Authority.

               (d) None of the Company Parties has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (e) The Company Parties have maintained, in all material respects, the books and records required to be maintained pursuant to the laws, rules and regulations of Korean tax law, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

         4.13  Real Property.

               (a) Section 4.13(a) of the Disclosure Schedule identifies in reasonable detail all Company Real Property. All of the land, buildings, premises and other improvements comprising the Company Real Property are in normal operating condition and are adequate for intended and actual usage, and the operation thereof as conducted during the 12-month period prior to the date hereof and as presently conducted has not been and is not in violation of any applicable building code, zoning ordinance or other Law in any material respect. Except as disclosed in Section 4.13(a) of the Disclosure Schedule, to the Selling Shareholders' Knowledge, the Company has secured effective and valid rights to use all the land and spaces through or on which its telecommunications network facilities are installed.

               (b) There are no pending actions or proceedings (including condemnation proceedings) concerning any currently or formerly owned, operated or leased Company Real Property that, if adversely determined to the Company or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect and, to the Selling Shareholders' Knowledge, no such action or proceeding has been threatened.

               (c) None of the Company Parties has received any written notice from any Governmental Authority requiring the correction of any condition with respect to any real property by reason of a violation or alleged violation of any applicable Law or regulation which could reasonably be expected to have a Material Adverse Effect, other than notices with respect to violations or alleged violations that have been cured.

         4.14  Environmental Matters.

               (a) The Selling Shareholders have made available to Hanaro complete copies of any third party reports that are in the Company's possession or control, have been prepared within the last five (5) years, and relate to the physical or environmental condition of any of the real property currently or formerly owned, operated, leased or occupied by any Company Party (the "Environmental Studies").

               (b) No Company Party has received any outstanding written notice or request for information from any Governmental Authority regarding any release or threatened release of any Hazardous Materials or any actual or alleged material violation of Environmental, Health, and Safety Laws relating to the Company Real Property or its occupancy, operation or use by any Company Party and arising under Environmental, Health, and Safety Laws.

               (c) To the Selling Shareholders' Knowledge, there are no events, conditions or circumstances, including but not limited to pending changes in any Environmental, Health and Safety Law or License, that are likely to substantially interfere with or otherwise substantially affect the business or operations of the Company or any of its Subsidiaries in the manner now conducted or which would interfere substantially with compliance or continued compliance with any Environmental, Health and Safety Law or License.

         4.15  Intellectual Property.

               (a) Section 4.15(a) of the Disclosure Schedule sets forth a true and complete list of (i) all agreements under which any Company Party uses Licensed Intellectual Property (other than licenses relating to commercially available "shrink wrap" software) and (ii) all agreements under which any Company Party has licensed to others the right to use any Company Intellectual Property, in each case specifying the parties to the agreements, the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive.

               (b) There is no pending or, to the Selling Shareholders' Knowledge, threatened assertion or claim asserting that the Company Parties' use or exploitation of the Company Intellectual Property or any conduct or operation of the business of the Company Parties, or the provision of goods and services therein, infringes upon, misappropriates, violates or conflicts in any way with the material rights of any Person (including rights in Intellectual Property), and to the

Selling Shareholders' Knowledge, there are no grounds to support such an assertion or claim. None of the Company Parties is a party to any action, proceeding or claim that involves a claim of infringement or misappropriation of any Intellectual Property of any Person.

               (c) No assertion or claim has been instituted or made or is pending (nor, to the Selling Shareholders' Knowledge, has any such assertion or claim been threatened) against the Company Parties (or any of them individually) challenging the validity or enforceability of or contesting any Company Party's rights to or in the Company Intellectual Property or any agreement relating to the Company Intellectual Property, and to the Selling Shareholders' Knowledge, there are no grounds to support any such assertion or claim. No Company Party is a party to any suit, action, or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property of any third party.

               (d) Each of the Company Parties owns free and clear of all Liens, or holds under license or otherwise possesses full, legally enforceable rights to use, all the relevant Company Intellectual Property, except where the effects of the failure to own or hold or possess such rights, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect. The Company Intellectual Property constitutes all of the Intellectual Property used or held for use by the Company Parties in connection with the conduct of their business as currently conducted and all Intellectual Property necessary in the conduct of such business as currently conducted.

               (e) Each Company Party has taken reasonable steps to maintain and protect the confidentiality of its Trade Secrets and other confidential Company Intellectual Property.

         4.16 Title to Property; Liens. Except as set forth in Section 4.16 of the Disclosure Schedule, each Company Party (i) owns, leases or has the legal right to use all Assets used in the conduct of its business, or otherwise owned, leased or used by it; (ii) has good title, free and clear of all Liens (other than Permitted Liens), to such Assets owned by it; and (iii) has valid and subsisting leasehold interests in all such Assets leased by it, free and clear of all Liens, except for Permitted Liens and except that against the properties which are subject to such leasehold interests, there may exist mortgages or other security interests held by third parties that have a rank or priority which is higher than such Company Party's leasehold interests.

         4.17 Insurance. The properties and operations of each Company Party are insured under various policies of general liability and other forms of insurance covering such risks in such amounts as are customary for companies of similar size engaged in the businesses and activities in which such Company Party is engaged, and all premiums due and payable have been paid in full. All such policies are in full force and effect and the Company is not in default thereunder in any material respect. The Selling Shareholders will provide or make available to Hanaro copies of such policies and of any claims outstanding thereunder as of the date hereof on or prior to the First Closing Date. All claims thereunder have been filed in a due and timely fashion. Except as set forth in Section 4.17 of the Disclosure Schedule, there are no Liens on any insurance policies held by any Company Party.

         4.18 Absence of Certain Interests of Affiliated Persons. Except as set forth in Section 4.18 to the Disclosure Schedule, (i) no Selling Shareholder, no Person that, directly or indirectly Controls any Selling Shareholder, and none of their Related Persons, and (ii) to the Selling Shareholders' Knowledge, no director or officer of any Company Party: (x) owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property or any other material asset or property which any Company Party owns, possesses or uses in its business as now or proposed to be conducted, or is involved in any business arrangement or relationship with any Company Party which is material to the business and operations of the Company Parties or (y) is indebted to any Company Party, and no Company Party is indebted or has any other Liability to any such Person, except Liabilities to directors or officers for compensation for services in such capacity.

         4.19 Contracts. Each Material Contract is the legal, valid and binding obligation of the relevant Company Party and, to the Selling Shareholders' Knowledge, is the legal, valid and binding obligation of the other parties thereto, enforceable in accordance with its terms, except as limited in each case by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting creditors' rights generally. Except as set forth in
Section 4.19 of the Disclosure Schedule, to the Selling Shareholders' Knowledge, no material breach or default has occurred and is continuing thereunder, and no event has occurred that with the lapse of time or giving of notice would constitute a material default thereunder.

         4.20 Litigation. Section 4.20 of the Disclosure Schedule sets forth each Judgment entered against or specifically relating to the Company or any of the Assets of the Company since December 31, 2001. Except as set forth in
Section 4.20 of the Disclosure Schedule, no Company Party is a party to or otherwise involved in or, to the Selling Shareholders' Knowledge, is threatened to be made a party to or threatened to be involved in any material action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, in which action, suit, proceeding, hearing or investigation the amount in dispute or potential judgment exceeds Won 100 million.

         4.21  Employees.

               (a) Except as set forth in Section 4.21(a) of the Disclosure Schedule, none of the Company Parties is a party to or bound by any collective bargaining or similar labor agreement, nor has any Company Party experienced any strikes, work stoppages, other material labor disputes, grievances, claims of unfair labor practices, or other collective bargaining disputes since January 1, 2001.

               (b) None of the Company Parties has committed any unfair labor practice within the meaning of any applicable Requirement of Law, except for any such practice that would not be reasonably likely to, individually or in the aggregate, result in a material liability to any Company Party.

               (c) To the Selling Shareholders' Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union or other labor representative with respect to employees of any Company Party.

               (d) On or prior to the First Closing Date, the Selling Shareholders shall have made available copies of any standard Employment Agreement, and shall have described in reasonable detail (i) any Employment Agreements that provide for terms or conditions of employment or method of compensation or type of benefits that are materially different from the standard form of Employment Agreement and (ii) any rules of employment generally applicable to employees of the Company Parties.

               (e) Except as set forth in Section 4.21(e) of the Disclosure Schedule, no employee or in-house consultant of the Company Parties is entitled to engagement or continued employment or service for a definite term, or to the benefit of any Contract that imposes materially more onerous requirements on termination than those under applicable Laws.

               (f) Except as set forth in Section 4.21(f) of the Disclosure Schedule, the Company Parties are not parties to any Contract that would prevent them from making, or limit their ability to make, reductions in their work force (other than by application of Law).

               (g) Except as would not reasonably be likely to, individually or in the aggregate, result in a material liability to any Company Party, (i) the Company Parties are in compliance with all material Requirements of Law relating to employment, including terms and conditions of employment, termination of employment, industrial relations, labor unions, mandatory severance benefits, social insurance programs, equal employment, employment of veterans and the handicapped, and prohibition of discrimination; (ii) there are no complaints, charges or claims against the Company Parties pending or, to the Selling Shareholders' Knowledge, threatened to be brought or filed with any Governmental Authority in connection with any such Law; and (iii) there are no contributions due and unpaid in material amounts under any such Law.

               (h) Set forth in Section 4.21(h) of the Disclosure Schedule is a true and complete list of all employees of the Company who since June 30, 1999 have continuously worked for the Company on a temporary or contractual basis. The Company does not have any Liabilities arising from or relating to the employment of such temporary employees, including Liabilities related to wages, hours, collective bargaining, civil rights, safety and health and the collection and payments of withholding Taxes, other than Liabilities due to currently employed temporary employees in respect of wages and other compensation under applicable employment agreements and other employment rules of the Company, and any related Taxes.

               (i) There is no agreement or arrangement between any Company Party and any Company Party employee or former employee of a Company Party with respect to his/her employment, his/her ceasing to be employed or his/her retirement or separation which is not included in the employment rules of the Company Parties or applicable Law.

               (j) No Company Party has established practice of providing gratuitous payments or benefits to any of the Company Party employees or to his/her dependents other than those provided for in the employment rules of the Company Parties or applicable Law.

               (k) Except as set forth in Section 4.21(k) of the Disclosure Schedule, (i) the Company has not incurred any Liabilities for breach or unlawful termination of an employment contract with any of its employees or former employees including severance payment, compensation for wrongful termination, and failure to comply with an order for reinstatement or reengagement and back pay, (ii) the Company has not incurred a Liability for breach or termination of a consultation agreement with an in-house consultant or
(iii) the Company does not have any outstanding obligation to pay or provide a benefit to any Company employee or former employee or any of their dependents in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

         4.22  Employee Benefit Matters.

               (a) Except as set forth in Section 4.22 of the Disclosure Schedule, the Company Parties have no Employment Agreements that provide for (i) a salary to a person of more than Won 100 million per year or (ii) potential incentive benefits or payments (as estimated by the Company in good faith) to a person of more than Won 100 million per year.

               (b) The consummation of the transactions contemplated by this Agreement will not (i) entitle any Person to any benefit under any Employee Benefit Plan; (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any current or former director, officer, employee or in-house consultant under any Employment Agreement, Employee Benefit Plan or otherwise; (iii) result in any "parachute payment" to any current or former director, officer, employee or in-house consultant or excise tax or any other additional Tax or penalty under applicable Law (whether or not such payment is considered to be reasonable compensation for services rendered); or
(iv) cause any compensation to fail to be deductible under applicable Law.

               (c) Section 4.22(c) of the Disclosure Schedule lists all Employee Benefit Plans of the Company Parties. The Company Parties have no overdue liability with respect to, and have timely made all payments due to, and recorded on their books all amounts properly accrued in respect of, all Employee Benefit Plans and terminated employee benefit plans.

               (d) The Selling Shareholders shall have delivered to Hanaro on or prior to the First Closing Date a copy of the summary plan description or similar description of each Employee Benefit Plan, excluding the medical insurance, unemployment insurance, industrial accident insurance and national pension plan.

               (e) The Employee Benefit Plans conform to and are administered in accordance with their terms and all applicable Laws, and there are no proceedings pending with respect to the Employee Benefit Plans, except for any failure or proceeding that would not be reasonably likely to, individually or in the aggregate, result in a material liability to any Company Party.

               (f) The Company Parties do not provide, and have not agreed to provide, any employee benefits or other payments other than as provided under the Employee Benefit Plans or Employment Agreements, and there are no obligations or commitments in force that would bind the Company Parties to grant any incentive compensation or pay for pension, early retirement or other benefits relating to retirement or otherwise to current or former employees or executives in excess of those provided under the Employment Agreements and Employee Benefit Plans.

               (g) The Company Parties have paid all interim severance payments applicable to any of their employees pursuant to the relevant Company Party's rules of employment and any applicable Law.

               (h) The Company does not have and has never had any U.S Subsidiaries or U.S.-based operations and no Company Party has, or ever has had, any U.S.-based employees.

         4.23  Guaranties; Inter-Company Liabilities.

               (a) Except as set forth in Section 4.23(a) of the Disclosure Schedule, (i) none of the Company Parties is a guarantor or co-borrower in respect of any Liability or obligation or is otherwise liable for any Liability or obligation (including indebtedness) of any other Person, and (ii) none of the Selling Shareholders have provided any guarantee with respect to any Liability or obligation of any Company Party.

               (b) Section 4.23(b) of the Disclosure Schedule sets forth a list of all Liabilities owed to any Company Party by any other Company Party that, individually or in the aggregate, exceed Won 100 million.

         4.24 Suppliers. Section 4.24 of the Disclosure Schedule sets forth the 15 largest suppliers of the Company in terms of payments made (including payments made under licenses of Intellectual Property) showing the approximate payments made to each supplier as set forth on the Company's ledger for the one
(1) year period ended on December 31, 2001. Since July 1, 2002, none of such suppliers has notified any Company Party that it intends to terminate or change significantly its sale or licensing of products purchased or licensed by such party or any of the material terms thereof. There are no material claims in connection with goods or services provided to the Company by any of its suppliers pending or, to the Selling Shareholders' Knowledge, threatened by the Company against any of its suppliers or by any such supplier against the Company.

         4.25 Regulatory Payments. Except as disclosed in Section 4.25 of the Disclosure Schedule, there is no overdue compensation payable by the Company to any other network service provider under the Standards for USO Compensation Payment Calculation Method of the Telecommunication Business Law of Korea.

         4.26 Recent Dispositions. Section 4.26 of the Disclosure Schedule sets forth a list of all asset or share dispositions made by any Company Party during the 12-month period prior to the date hereof which involved aggregate consideration in excess of Won 1 billion. Except as set forth in Section 4.26 of the Disclosure Schedule, no Company Party has any material outstanding obligations or Liabilities relating to such dispositions.

         4.27 ABS Programs. Except as set forth in Section 4.27 of the Disclosure Schedule, no Company Party has any (i) asset buy-back obligation under any circumstances with respect to any ABS Program, or (ii) future obligation to encumber any existing or future receivables of any Company Party in connection with any ABS Program.

         4.28 Financial Advisors and Brokers. Except for Lehman Brothers, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Selling Shareholders or the Company in connection with the Transaction Documents or the Transactions, and no other Person is entitled to receive any broker's, finder's or similar fee or commission from any of the Selling Shareholders or the Company Parties in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any of the Selling Shareholders, or the Company or any of its Subsidiaries, or any of their respective directors, officers or employees.

         4.29 Offerees. None of the Selling Shareholders, the Company, their respective directors and officers, their Affiliates or any Person acting as agent for or on behalf of the Selling Shareholders or the Company has, directly or indirectly, sold, offered for sale, or solicited offers to buy any of the Transferred Shares or other securities of the Company so as to bring the offer or sale of the Transferred Shares as contemplated by this Agreement within the registration requirements of Section 5 of the Securities Act, or within the registration or qualification requirements of any "blue sky" or securities Laws of any state of the United States of America or Korea. Neither the Selling Shareholders, the Company nor any of their Representatives has made any "directed selling efforts" with respect to the Transferred Shares as defined in Rule 902 under the Securities Act.

         4.30 Powercomm Commitment. The obligations of the Company to contribute to the consortium led by Dacom Corporation for the acquisition of a controlling block of shares in Powercomm Corporation shall not exceed Won 10 billion.

         4.31 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER THE SELLING SHAREHOLDERS NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF THE SELLING SHAREHOLDERS, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF HANARO

         Hanaro represents and warrants to the Selling Shareholders as follows as of the date hereof, and as of each Closing Date (or, with respect to the representations and warranties that are given as of a specific date, as of such date) with the same force and effect as if made at and as of such time. For purposes of the representations and warranties of Hanaro contained herein, disclosure in any section of the Hanaro Disclosure Schedule of any facts or circumstances shall be deemed to be adequate disclosure of such facts or circumstances with respect to all representations or warranties made by Hanaro herein that such facts or circumstances concern. The inclusion of any information in any section of the Hanaro Disclosure Schedule shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

         5.1 Organization. Hanaro is a chusik-hoesa, duly organized and validly existing under the Laws of Korea and is duly authorized, qualified and licensed to conduct business under the Laws of each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary. Hanaro has full corporate power and authority to carry on the businesses in which it is engaged as such businesses are now being conducted and to own, lease and use the properties currently owned, leased and used by it.

         5.2 Power. Hanaro has full power and capacity to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.

         5.3 Execution and Delivery; Authorization. The execution, delivery and performance by Hanaro of this Agreement and each other Transaction Document to which it is a party has been duly and validly authorized by all necessary corporate action on its part, except for the approval of its board of directors, which shall be obtained on or before the First Closing Date. Subject to the approval of its board of directors, each of the Transaction Documents, when executed and delivered, will constitute a legal, valid and binding obligation of Hanaro, enforceable against Hanaro in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditor rights generally and to general principles of equity.

         5.4 No Conflict; Consents. (a) Except as set forth in Section 5.4(a) of the Hanaro Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other Transaction Document, nor the consummation of any of the Transactions does or will (i) violate any Requirement of Law to which Hanaro or any of its Assets is subject or bound, (ii) require any Regulatory Approval, (iii) conflict with, result in a breach of, constitute a default under (with or without the giving of notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, any material contract to which Hanaro is a party or by which Hanaro or any of its Assets is bound or any License held by Hanaro or (iv) impair or result in the imposition of any Lien upon any of the material Assets of Hanaro.

               (b) Section 5.4(a) of the Hanaro Disclosure Schedule sets forth all of the Regulatory Approvals required to be obtained by Hanaro in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions (the "Hanaro's Regulatory Approvals"). All of the Hanaro's Regulatory Approvals shall have been obtained by Hanaro on or prior to the First Closing Date, shall be in full force and effect on each Closing Date, shall not be subject to any material restriction, condition, limitation, qualification, or unusual or onerous requirement, obligation or term, and shall not be subject to revocation.

         5.5 NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, NEITHER HANARO NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF HANARO, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

                                    ARTICLE VI
                                    COVENANTS

         6.1 Conduct of Business by Company Parties. From the date hereof until the Second Closing Date, so long as Hanaro has not transferred any of the First Tranche Transferred Shares, the Selling Shareholders shall cause the Company and each of their appointees to the Company board of directors to, and the Company shall, conduct its business and shall cause its Subsidiaries to conduct their respective businesses in, and only in, the Ordinary Course of Business and shall use, and shall cause its Subsidiaries to use, their commercially reasonable efforts to preserve intact their respective present business organizations, operations, goodwill and relationships with third parties (including, without limitation, customers and suppliers) and to keep available the services of the Key Employees; provided, however, that notwithstanding the foregoing, the Company may reschedule, rearrange or restructure, or alter the terms of, any existing Indebtedness ("Indebtedness Restructuring"), and may engage in discussions and negotiate with its creditors for such purpose, except that any Indebtedness Restructuring upon terms less favorable to the Company than those then available to similarly rated corporate borrowers shall be subject to the prior written consent of Hanaro. Without limiting the generality of the foregoing, from the date hereof until the Second Closing Date, so long as Hanaro has not transferred any of the First Tranche Transferred Shares, the following decisions or transactions of the Company (other than those contemplated in this Agreement or other Transaction Documents) shall be subject to the prior written approval of Hanaro:

               (a) adopt any annual business plan or any material amendment thereto or significant deviation therefrom;

               (b) take any action or enter into any transaction that would result in a material change in the scope, nature and/or activities of the Company's business;

               (c) enter into any binding commitment in respect of, or take any further action in furtherance of, any actual or proposed acquisition, merger, investment, purchase of assets

(including capital expenditure) exceeding Won 5 billion and/or disposition of any kind, including assets of the Company, exceeding Won 1 billion;

               (d) modify, amend, change or grant any waiver under any of the Company Party's Charter Documents or propose or authorize any such modification, amendment, change or waiver;

               (e) take any action that would alter or change the general rights or privileges, obligations or liabilities in respect of any class of shares issued by the Company or dilute respective percentages of ownership of any Selling Shareholder (other than transfers of shares of Common Stock among the Selling Shareholders);

               (f) take any action that would result in any material changes to or agreement to additional contractual obligations between any Company Party and any of its major shareholders (which shall be defined for the purposes of this section as any shareholder (together with any Related Persons thereto) holding 5% or more of the issued and outstanding shares of such Company Party on a fully-diluted basis);

               (g) enter into any or take any action that modify or amend any existing commitment or transaction with Related Persons;

               (h) take any action that would result in any material change in compensation for any Company Party executives;

               (i) incur, assume or guarantee any Indebtedness involving more than Won 5 billion in principal amount (including off balance sheet items);

               (j) take any action that would result in a default by any Company Party in respect of any of its Indebtedness exceeding Won 500 million in principal amount; and

               (k) take any action that would result in the issuance of equity or Rights of any Company Party.

         6.2 Additional Covenants of the Selling Shareholders. From the date hereof until the Second Closing Date, so long as Hanaro does not transfer any of the First Tranche Transferred Shares, the Selling Shareholders shall:

               (a) not acquire any additional shares of Common Stock or Preferred Stock, other than the shares of Common Stock held by SB Thrunet Pte Ltd. and other shares of Common Stock to comprise the Transferred Shares;

               (b) not enter into any agreement to sell, transfer or otherwise pledge or dispose of any of the Transferred Shares to any party other than Hanaro;

               (c) not exercise, transfer or otherwise dispose of any stock options or warrants of the Company currently outstanding;

               (d) not make any modifications or amendments to any shareholders agreement between any of the Selling Shareholders inter-se or between any of the Selling Shareholders and third parties to the extent such modifications or amendments affect any rights or obligations of any Company Party;

               (e) cause each of its appointees to the Company board of directors to take all actions and promptly do or cause to be done all things necessary to consummate and make effective the transactions contemplated by this Agreement, including convening a meeting of the Company's board of directors for the purposes of calling the Extraordinary Shareholders Meeting; and

               (f) vote its shares of Common Stock at the Extraordinary Shareholders' Meeting in favor of the election of Hanaro's designated directors and the amendment to the Articles of Incorporation of the Company as requested by Hanaro.

         6.3 Sale of the Transferred Shares by Hanaro. Hanaro shall not sell, transfer or otherwise dispose of any of the First Tranche Transferred Shares commencing on the First Closing Date until the earlier of (a) thirty (30) days after termination of this Agreement in accordance with Section 8.2 or (b) the Second Closing Date.

         6.4 Hanaro's Designee. On the First Closing Date, the Selling Shareholders shall cause the Company to provide an office (private room) to a designee of Hanaro at the Company's head office and to allow such designee of Hanaro access to all of the Company's books and other corporate records and documents, subject to the Company's non-disclosure and confidentiality obligations; provided that the use of such office and access to the above-mentioned documents shall be allowed only during normal business hours of the Company. In the event this Agreement is terminated pursuant to Section 8.2, Hanaro's designee shall immediately vacate the office and shall no longer be allowed such access to the Company's books and other corporate records and documents.

         6.5 Due Diligence. From the Execution Date until the Second Closing Date, the Selling Shareholders and the Company agree to fully support and cause the Company to fully support Hanaro in its due diligence investigation regarding the Company Parties.

         6.6 Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions contemplated by this Agreement in accordance with the terms of the Agreement. Without limiting the foregoing, Hanaro, the Company, and the Selling Shareholders will use its reasonable best efforts to make all filings with respect to, and to obtain all Regulatory Approvals necessary in order to permit the consummation of the Transactions.

         6.7 Access. Commencing on the Execution Date and ending on the Second Closing Date, the Selling Shareholders shall cause the Company Parties to grant to Hanaro and its Representatives, or cause to be granted to Hanaro and its Representatives, full access to (i) the management of the Company Parties in connection with Hanaro' due diligence investigation and otherwise in connection with the Transactions, and (ii) each Company Party's properties, records, financial and operating data, and all other documents, information and persons concerning the business and operations of the Company Parties as Hanaro or its Representatives may reasonably request in connection with the Transactions, in each case subject to confidentiality and non-disclosure obligations of any Company Party.

         6.8 Publicity. Except as required by Law or by obligations pursuant to any applicable listing agreement with or requirement of any national securities exchange or national quotation system, none of the Company (or any of its Affiliates) or Hanaro (or any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

         6.9   Exclusivity.

               (a) Each Selling Shareholder shall, and shall cause each Company Party to, immediately cease and terminate, and cause its respective Representatives to cease and terminate, any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by a Selling Shareholder or Company Party with respect to any proposed, potential or contemplated transaction involving the sale of the shares of the Company.

               (b) From the date hereof until the earlier of (i) the Second Closing Date or (ii) February 7, 2003 (the "Exclusivity Period"), the Selling Shareholders shall not, directly or indirectly, (A) solicit or initiate, or encourage the submission of, any offer with respect to, (B) participate in any discussions or negotiations regarding, (C) furnish to any Person any information, other than information made publicly available by the Company, with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal with respect to, or (D) authorize, engage in, or enter into any agreement or understanding with respect to, any transaction involving the sale of the shares of the Company. The Selling Shareholders will promptly notify Hanaro of any such proposal received during the Exclusivity Period.

         6.10 Notifications. At all times prior to each Closing Date, each party shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will, or could reasonably be expected to, result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

         6.11 Release of Certain Guarantees. Following the Second Closing, Hanaro shall (a) exert its reasonable efforts to terminate and release outstanding personal guarantees of Yong Tae Lee and Hong Soon Lee (collectively, "Guarantors") that have been provided in respect of the Indebtedness of the Company; (b) cause the Company not to increase the amount of Indebtedness of the Company that is secured by any such personal guarantee; and (c) in the event any Indebtedness of the Company secured by any such personal guarantee is rolled over or the maturity of such Indebtedness is otherwise extended, procure the termination and release of all guarantee obligations of the Guarantors regarding such Indebtedness.

         6.12 Employment. Hanaro acknowledges and agrees that the current employees of the Company constitute an important asset of the Company. Hanaro shall use its reasonable best efforts to cause the Company not to dismiss any of its current employees for a period of one (1) year following the Second Closing, except for a just cause as expressly provided in the Labor Standards Act of Korea, provided that, for the purposes of this Section 6.12, the term "just cause" shall not include dismissal for a restructuring of the Company or based on an urgent management need.

         6.13  Provision of Due Diligence Materials.

               (a) On or prior to January 6, 2003, the Selling Shareholders shall cause the Company to prepare and deliver to Hanaro: (i) a schedule of all Material Contracts, and (ii) a complete and correct copy of each written Material Contract (together with all amendments, modifications or supplements thereto, and all waivers currently in effect thereunder) other than those Material Contracts that contain a nondisclosure or confidentiality provision.

               (b) With respect to any such Material Contract that contains a nondisclosure or confidentiality provision, the Selling Shareholders shall use their reasonable best efforts, and the Selling Shareholders shall cause the Company to use its reasonable best efforts, to obtain the necessary consent or approval to disclose such Material Contract to Hanaro. The Selling Shareholders shall cause the Company to deliver a copy of such Material Contract to Hanaro as soon as the necessary consent or approval has been obtained.

         6.14 Provision of Disclosure Schedule. On or prior to January 6, 2003, the Selling Shareholders shall prepare and deliver to Hanaro the Disclosure Schedule.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1   Survival of Representations and Warranties; Qualifications.

               (a) All of the representations and warranties contained in this Agreement shall survive the Closings hereunder and continue in full force and effect until one (1) year after the Second Closing Date; provided, that, (i) the representations and warranties contained in Sections 4.7 and 4.8 shall survive and remain in full force and effect until six (6) months after the Second Closing Date, and (ii) the representations and warranties contained in Sections 4.2, 4.4(a) and (b), 4.5(a) and (b), 4.12 and 5.1 shall survive and remain in full force and effect until four (4) years after the Second Closing Date (subject to any applicable statute of limitations). None of the parties shall have any Liability (for indemnification or otherwise) with respect to this
Article VII or any representation or warranty made by it in this Agreement unless prior to the expiration of the applicable survival period the party seeking indemnification notifies such party in writing of its claim specifying the factual basis of that claim in reasonable detail.

               (b) No knowledge of Hanaro relating to any Selling Shareholder or Company Party or any of the Assets thereof (actual, constructive or imputed) shall prevent or limit a claim made by Hanaro for breach of the Selling Shareholders' representations and warranties (subject to the express qualifications of any such representation or warranty set forth in the Disclosure Schedule), except to the extent set forth in the Disclosure Schedule, which schedule shall be deemed to expressly modify the relevant representation or warranty. Except to the extent set forth in the Disclosure Schedule, the Selling Shareholders may not invoke Hanaro's knowledge (actual, constructive or imputed) of a fact or circumstance that might make a statement untrue, inaccurate, incomplete or misleading as a defense to a claim for breach of the Selling Shareholders' representations and warranties.

               (c) No knowledge of the Selling Shareholders relating to Hanaro, its Subsidiaries or any of their respective Assets (actual, constructive or imputed) shall prevent or limit a claim made by the Selling Shareholders for breach of Hanaro's representations and warranties (subject to the express qualifications of any such representation or warranty set forth in the Disclosure Schedule), except to the extent set forth in the Hanaro Disclosure Schedule, which schedule shall be deemed to expressly modify the relevant representation or warranty. Except to the extent set forth in the Hanaro Disclosure Schedule, Hanaro may not invoke the Selling Shareholders' knowledge (actual, constructive or imputed) of a fact or circumstance that might make a statement untrue, inaccurate, incomplete or misleading as a defense to a claim for breach of Hanaro's representations and warranties.

        7.2  Indemnification Obligations of the Selling Shareholders and Hanaro.

             (a) The Selling Shareholders jointly and severally agree to defend, indemnify and hold harmless Hanaro and each of its Representatives and successors and assigns of such Persons (collectively, the "Hanaro Indemnified Parties") from and against any and all Losses of any kind or nature (including fees and disbursements of counsel and other costs incurred in connection with any action, suit or proceeding initiated by any Hanaro Indemnified Party in connection with the exercise or enforcement of such Hanaro Indemnified Party's rights, benefits and privileges under any Transaction Document), in any manner resulting from, arising out of, based upon or related or attributable to: (i) any breach or inaccuracy of any representation or warranty made by the Selling Shareholders herein or in any Transaction Document; (ii) any breach or failure to perform any covenant, agreement or obligation of any Selling Shareholder (or Representative of a Selling Shareholder in any capacity) contemplated by any Transaction Document; and (iii) notwithstanding any provision to the contrary contained herein (including inclusion in the Disclosure Schedule), the pending class action suit against the Company in connection with the initial public offering of the Company's shares in the U.S.; provided, that no claim may be made by any of the Hanaro Indemnified Parties against the Selling Shareholders for any indemnification hereunder unless the aggregate amount of all claims exceeds two percent (2%) of the Total Consideration (the "Basket Amount"), in which case the Selling Shareholders shall be responsible for the excess of the entire indemnified amount over such Basket Amount; provided, further, that in no event shall the Hanaro Indemnified Parties recover, in the aggregate, more than the Total Consideration; provided, further, that the amount of indemnification to which a Hanaro Indemnified Party is entitled pursuant to this Section 7.2(a) with respect to a Loss incurred by, imposed on or asserted against the Company shall be calculated by multiplying (x) the amount of such Loss by (y) such Hanaro Indemnified Party's shareholding in the Company on the Second Closing Date (or, if this Agreement is terminated after the First Closing but prior to the

Second Closing, such Hanaro Indemnified Party's shareholding in the Company on the First Closing Date); and provided, further, that the amount of indemnification for which the Selling Shareholders are liable under this Section 7.2(a) shall be determined based on the amount of a Loss actually incurred by Hanaro, whether directly or indirectly through a Loss incurred by the Company, without making reference to or otherwise taking into account the method of calculating the Purchase Price Adjustment, including the multiples used to arrive at the amount of such adjustment, set forth in Exhibit A. Each Hanaro Indemnified Party shall be reimbursed for all Losses claimed hereunder promptly after the decision rendered by the Seoul District Court pursuant to Section 9.7; provided, that each Hanaro Indemnified Party shall be reimbursed for all Losses claimed hereunder in respect of any Third Party Claim promptly after such claim for Losses is made; provided, further, that, if reimbursement is not made within fifteen (15) Business Days after any such award is rendered, or claim made, as the case may be, amounts owed shall accrue interest at the rate equal to 12% per annum.

               (b) Hanaro agrees to defend, indemnify and hold harmless the Selling Shareholders and each of their respective Representatives and successors and assigns of such Persons (collectively, the "Selling Shareholders Indemnified Parties") from and against any and all Losses of any kind or nature (including fees and disbursements of counsel and other costs incurred in connection with any action, suit or proceeding initiated by any Selling Shareholders Indemnified Party in connection with the exercise or enforcement of such Selling Shareholder Indemnified Party's rights, benefits and privileges under any Transaction Document), in any manner resulting from, arising out of, based upon or related or attributable to: (i) any breach or inaccuracy of any representation or warranty made by Hanaro herein or in any Transaction Document, (ii) any breach or failure to perform any covenant, agreement or obligation of Hanaro (or any Representative of Hanaro in any capacity) contemplated by any Transaction Document; provided, that no claim may be made by any of the Selling Shareholders Indemnified Parties against Hanaro for any indemnification hereunder unless the aggregate amount of all claims exceeds the Basket Amount, in which case Hanaro shall be responsible for the excess of the entire indemnified amount over such Basket Amount; provided, further, that in no event shall the Selling Shareholders recover, in the aggregate, more than the Total Consideration. Each Selling Shareholders Indemnified Party shall be reimbursed for all Losses claimed hereunder promptly after the decision rendered by the Seoul District Court pursuant to Section 9.7; provided, that each Selling Shareholders Indemnified Party shall be reimbursed for all Losses claimed hereunder in respect of any Third Party Claim promptly after such claim for Losses is made; provided, further, that, if reimbursement is not made within fifteen (15) Business Days after any such award is rendered, or claim made, as the case may be, amounts owed shall accrue interest at the rate equal to 12% per annum.

         7.3   Matters Involving Third Parties.

               (a) If any third party shall notify any Indemnified Party in writing with respect to any matter (a "Third Party Claim"), which may give rise to a claim for indemnification against any other party hereto (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall notify the Indemnifying Party thereof in writing within 15 Business Days of receipt of notice of such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the

Indemnifying Party shall relieve the Indemnifying Party of any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

               (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party irrevocably notifies the Indemnified Party in writing within 30 calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (it being understood by the parties that the Indemnified Party may take such actions as are reasonable in connection with its defense until it receives such notice from the Indemnifying Party), and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnified Party will have the right to employ separate counsel to represent the Indemnified Party (the fees and expenses of which will be borne by the Indemnifying Party if, in the Indemnified Party's reasonable judgment, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to such claim), (ii) the Indemnified Party shall not consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (not to be withheld unreasonably), consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim in which any relief other than the payment of money damages is sought against any Indemnified Party, unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant, petitioner or plaintiff, as applicable, to such Indemnified Party of a full release from all liability with respect to such Third Party Claim.

               (d) Notwithstanding the foregoing, in the event the Indemnifying Party fails to conduct the defense of a Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate in its sole discretion (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including fees and disbursements of counsel and other costs reasonably incurred in connection with such Third Party Claim), and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Article VII.

               (e) Cooperation. Whether or not the Indemnifying Party elects to defend any Third Party Claim, the parties shall cooperate and exercise all reasonable efforts in the defense or prosecution of any such claim and shall furnish one another with such records, information and testimony, and attend such conferences, proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.

         7.4 Cooperation on Tax Matters. After the First Closing until the Second Closing occurs, the Selling Shareholders shall cause the Company Parties to, at their own expense, maintain and make available, as reasonably requested by Hanaro, to Hanaro, and to any taxing authority, all information, records or documents relating to the liability for Taxes or potential liability of the Company Parties, the Selling Shareholders or Hanaro for Taxes and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. After the Second Closing, Hanaro shall cause the Company Parties to, at their own expense, maintain and make available, as reasonably requested by any Selling Shareholder, to the Selling Shareholders, and to any taxing authority, all information, records or documents relating to the liability for Taxes or potential liability of the Company Parties, the Selling Shareholders or Hanaro for Taxes and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

         7.5   Limitations and Deductions.

               (a) With respect to any Loss suffered by an Indemnified party, the Indemnifying Party shall not be liable for, and the amount of indemnification for which such Indemnifying Party would otherwise be liable shall be reduced by, (i) the amount of any insurance proceeds paid to the Indemnified Party or, to the extent the Company has suffered such Loss, the Company, with respect to such Loss and (ii) any indemnity, contribution or other similar payment paid by any third party to the Indemnified Party or, to the extent the Company has suffered such Loss, the Company, with respect to such Loss.

               (b)   Hanaro shall not be entitled to any payment under this
Article VII in respect of any Loss to the extent that such Loss has been reflected in determining the Purchase Price Adjustment.

               (c) To the extent that a Loss arises from or is attributable to the negligence or willful misconduct of the Indemnified Party, no party hereto shall have any liability or obligation to indemnify the Indemnified Party against such Loss arising from or attributable to the negligence or willful misconduct of such Indemnified Party. In no event shall a party be liable for any indirect, special, incidental or consequential Losses, except to the extent that such Losses arise out of such party's willful misconduct. The Indemnified Party shall take all reasonable steps to mitigate a Loss upon and after becoming aware of an event which, in the Indemnified Party's good faith judgment, is reasonably likely to give rise to such Loss.

               (d) Any liability for indemnification hereunder shall be determined without duplication of recovery, including, by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, agreement or obligation contained herein or in the Convertible Bond Subscription Agreement.

               (e) After the Second Closing or the termination of this Agreement (but subject to Section 8.3), the Indemnified Party's rights to indemnification as provided in this Article VII for any breach or inaccuracy of any representation or warranty or any breach or failure to perform any covenant, agreement or obligation shall constitute the Indemnified Party's sole and exclusive remedy for such breach, inaccuracy or failure, and the Indemnifying Party shall have no other Liability to the Indemnified Party in connection with such breach, inaccuracy or failure. For the avoidance of doubt, anything herein to the contrary notwithstanding, no such breach, inaccuracy or failure shall give rise to any right on the part of the Indemnified Party to rescind, revoke or terminate this Agreement or any of the Transactions after the Second Closing.

                                   ARTICLE VIII
                                   TERMINATION

         8.1 Termination of Agreement Prior to First Closing. This Agreement may be terminated by notice in writing at any time prior to the First Closing by:

               (a) Hanaro or the Selling Shareholders (acting collectively as a group), if the First Closing shall not have occurred on or before January 4, 2003; provided, however, that the right to terminate this Agreement under this
Section 8.1(a) shall not be available to any party whose failure to fulfill any obligation or satisfy any condition to the First Closing under this Agreement has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date;

               (b) Hanaro or the Selling Shareholders (acting collectively as a group), if any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to have such Judgment, injunction, order, ruling or decree lifted, vacated or denied;

               (c) Hanaro and the Selling Shareholders (acting collectively as a group), if Hanaro and the Selling Shareholders (acting collectively as a group) so mutually agree in writing; and

               (d) Hanaro and the Selling Shareholders (acting collectively as a group), if there has been a material misrepresentation or material breach on the part of the other party of its representations, warranties, covenants or other obligations set forth in the Transaction Documents; provided, however, that if such breach or misrepresentation is susceptible to cure, Hanaro or the Selling Shareholders, as the case may be, shall have fifteen (15) days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 8.1 in which to cure such breach or misrepresentation before the other party may so terminate this Agreement.

         8.2 Termination of Agreement After First Closing and Prior to Second Closing. This Agreement may be terminated by notice in writing at any time after the First Closing and prior to the Second Closing by:

               (a) Hanaro or the Selling Shareholders (acting collectively as a group), if the Second Closing shall not have occurred on or before February 15, 2003, subject to Section 2.2(c);

provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation or satisfy any condition to the Second Closing under this Agreement has been the cause of, or resulted in, the failure of the Second Closing to occur on or before such date;

               (b) Hanaro or the Selling Shareholders (acting collectively as a group), if any Governmental Authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to have such Judgment, injunction, order, ruling or decree lifted, vacated or denied;

               (c) Hanaro and the Selling Shareholders (acting collectively as a group), if Hanaro and the Selling Shareholders (acting collectively as a group) so mutually agree in writing;

               (d) Hanaro or the Selling Shareholders (acting collectively as a group), if there has been a material misrepresentation or material breach on the part of the other party of its representations, warranties, covenants or other obligations set forth in the Transaction Documents; provided, however, that if such breach or misrepresentation is susceptible to cure, Hanaro or the Selling Shareholders, as the case may be, shall have fifteen (15) days after receipt of notice from the other party of its intention to terminate this Agreement pursuant to this Section 8.2(d) in which to cure such breach or misrepresentation before the other party may so terminate this Agreement;

               (e) Hanaro, if the adjusted Exchange Ratio, as determined in accordance with Section 2.3, shall exceed 1.8, using the following formula:

    Exchange Ratio = 5,000/[5,000/(4.3/3) - Purchase Price Adjustment per Share]

provided, however, that if the conversion price per share of Hanaro Convertible Bonds is required to be greater than Won 5,000 under applicable Law, then the number "5,000" in the above formula shall be replaced with such greater conversion price per share; provided, further, that in order to terminate this Agreement under this Section 8.2(e), Hanaro shall give written notice of termination to the Selling Shareholders within five (5) days of its receipt of a report from the Independent Appraiser; provided, further, that if Hanaro fails to give such notice of termination within the above 5-day period, then the Exchange Ratio shall be deemed to be 1.8 and Hanaro shall not have the right to terminate this Agreement under this Section 8.2(e);

               (f) Hanaro, if the Disclosure Schedule provided by the Selling Shareholders pursuant to Section 6.14 is not satisfactory (as determined in its sole discretion); provided, however, that in order to terminate this Agreement under this Section 8.2(f), Hanaro shall give written notice of termination to the Selling Shareholders within ten (10) days of its receipt of the Disclosure Schedule; provided, further, that if Hanaro fails to give such notice of termination within the above

10-day period, then Hanaro shall be deemed to have waived its right of termination under this Section 8.2(f); and

               (g) Hanaro, if the Updates that have been provided by the Selling Shareholders pursuant to Article IV contain any items that have a Material Adverse Effect since the First Closing Date.

         8.3   Effect of Termination.

               (a)   If this Agreement is terminated in accordance with Section
8.1 or 8.2 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and shall be of no further force and effect except that (i) the terms and provisions of Articles VII, VIII and IX hereof shall remain in full force and effect and (ii) no termination of this Agreement shall relieve any party hereto from any Liability for any breach of its obligations, or for any misrepresentation under this Agreement or from any other Liability hereunder existing at the time of such termination or be deemed to constitute a waiver of any remedy (including specific performance if available) for any such breach or misrepresentation.

               (b) Notwithstanding anything to the contrary contained herein, if this Agreement is terminated in accordance with Section 8.2, then (i) Hanaro shall have the right, but not the obligation, to sell to the Selling Shareholders, and, upon the exercise of such right by Hanaro, the Selling Shareholders shall be required to purchase from Hanaro, all of the First Tranche Transferred Shares in exchange for all of the Hanaro Convertible Bonds issued at the First Closing (the "Put Right"), and (ii) the Selling Shareholders shall have the right, but not the obligation, to require Hanaro to, and, upon the exercise of such right by the Selling Shareholders, Hanaro shall be required to, redeem all of the Hanaro Convertible Bonds issued at the First Closing in exchange for all of the First Tranche Transferred Shares (the "Redemption Right"). Hanaro and the Selling Shareholders (acting collectively as a group) may exercise the Put Right or the Redemption Right, as the case may be, at any time during the period of thirty (30) days (the "Exercise Period") from the date of the termination of this Agreement in accordance with Section 8.2 by sending a written notice to the other party (the "Exercise Notice"). Upon the expiry of the Exercise Period, the Put Right and the Redemption Right shall lapse if not previously exercised. The completion of the sale and purchase of the First Tranche Transferred Shares and the redemption of the Hanaro Convertible Bonds contemplated in this Section 8.3(b) shall take place as soon as practicable, but in no event later than thirty (30) days from the date of the Exercise Notice.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Expenses. Hanaro, the Company and the Selling Shareholders shall each be responsible for their respective legal and other costs incurred in connection with this Agreement and the Transaction Documents.

         9.2 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns. Except as expressly provided in Article VII, nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under or by reason of this Agreement.

         9.3 Entire Agreement. This Agreement and the Transaction Documents collectively constitute the entire agreement among the parties with reference to the matters set forth herein and therein and supersede any and all prior understandings, negotiations, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of such party hereunder shall be assigned or delegated by such party without the prior written consent of the other parties, which consent may be withheld in the sole discretion of such other parties.

         9.5 Counterparts. This Agreement and each other Transaction Document may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. In addition to any other lawful means of execution or delivery, this Agreement and the other Transaction Documents may be executed by facsimile signatures and may be delivered by the exchange of counterparts of signature pages by means of telecopier transmission.

         9.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, shall be effective upon receipt and shall be delivered personally or by an internationally recognized express courier or sent by facsimile as follows:

               If to Hanaro:

               Hanaro Telecom, Inc.
               Kukje Electronics Center Bldg., 24th Floor
               Seocho-dong 1445-3, Seocho-ku
               Seoul, Korea 137-728
               Telephone:        82-2-6266-4550
               Facsimile:        82-2-6266-2549

               Attention:        Mr. Kyounglim Yun, Executive Director

               If to the Selling Shareholders:

               Trigem Computer, Inc.
               Naray Bldg.
               719-1 Yeoksam-dong, Kangnam-gu
               Seoul, Korea 135-080
               Telephone:        82-2-3469-3000

               Facsimile:        82-2-3469-3333

               Attention:        Mr. Ki Jong Nam

               Naray & Company Inc.
               12th Floor, Big Way Bldg.
               677-25 Yeoksam-dong, Kangnam-gu
               Seoul, Korea 135-080

               Telephone:        82-2-3450-9000
               Facsimile:        82-2-3450-9716

               Attention:        Mr. Kie Joo Han

         Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Korea. Any dispute, controversy or claim arising out of, relating to or in connection with the execution, performance, interpretation and breach of this Agreement shall be subject to the non-exclusive jurisdiction of the Seoul District Court as competent court.

         9.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be effective hereunder unless contained in a writing signed by the party sought to be charged with such waiver.

         9.9 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision outside of the jurisdiction of such court or to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         9.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein by reference and made a part hereof.

         9.11 Effectiveness of this Agreement. This Agreement shall come into effect on the date on which the parties execute and deliver the Convertible Bond Subscription Agreement.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first above written.


                                    HANARO  TELECOM, INC.



                                    By            /s/Yun-Sik Shin
                                         ---------------------------------------
                                         Name:  Yun-Sik Shin
                                         Title: Representative Director


                                    TRIGEM COMPUTER, INC.


                                    By             /s/Hong Soon Lee
                                        ----------------------------------------
                                         Name:  Hong Soon Lee
                                         Title: Representative Director


                                    NARAY & COMPANY, INC.



                                    By            /s/Sang Soon Jung
                                        ----------------------------------------
                                        Name:  Sang Soon Jung
                                        Title: Representative Director


                                    NARAY D&C, INC.



                                    By             /s/Hyong Sik Sohn
                                        ----------------------------------------
                                        Name:  Hyong Sik Sohn
                                        Title: Representative Director

                                    TRIGEM VENTURES, INC.



                                    By               /s/Jeong Sik Lee
                                        ----------------------------------------
                                        Name:  Jeong Sik Lee
                                        Title:  Representative Director

                                    TRIGEM INFONET, INC.



                                    By             /s/Chung Hee Rhe
                                        ----------------------------------------
                                        Name:  Chung Hee Rhe
                                        Title: Representative Director


                                    SOLVIT MEDIA INC.



                                    By             /s/Uh Choon Moon
                                        ----------------------------------------
                                        Name:  Uh Choon Moon
                                        Title: Representative Director


                                    TG INFORMATION CONSULTING, INC.



                                    By            /s/Jeong Sik Lee
                                        ----------------------------------------
                                        Name:  Jeong Sik Lee
                                        Title: Representative Director


                                    AI LEADERS, INC.



                                    By             /s/Kwang Ok Suk
                                        ----------------------------------------
                                        Name:  Kwang Ok Suk
                                        Title: Representative Director

                                LIST OF SCHEDULES


Schedule I        List of and Information Regarding Selling Shareholders

Schedule II Shareholding Ratio of Selling Shareholders and Breakdown of Transferred Shares to be Sold at First Closing and Second Closing

Schedule III      Disclosure Schedule

Schedule IV       Hanaro Disclosure Schedule


                                LIST OF EXHIBITS


Exhibit A         Purchase Price Adjustment
Exhibit B         Definition of Active Subscribers
Exhibit C         Terms of Convertible Bonds

                                   SCHEDULE I
             LIST OF AND INFORMATION REGARDING SELLING SHAREHOLDERS

1.       TRIGEM COMPUTER, INC.

         Address:          Naray Bldg.
                              719-1 Yeoksam-dong, Kangnam-gu
                              Seoul, Korea 135-080

          Telephone:       02-3469-3000
          Facsimile:       02-3469-3333

          Attention:       Mr. Ki-Jong Nam

2.       NARAY & COMPANY INC.

         Address:          12th Floor, Big Way Bldg.
                              677-25 Yeoksam-dong, Kangnam-gu
                              Seoul, Korea 135-080

         Telephone:        02-3450-9000
         Facsimile:        02-3450-9716

         Attention:        Mr. Kie Joo Han

3.       NARAY D&C INC.

         Address:          Naray Bldg.
                              1063-3 Hwagok-dong, Kangseo-ku
                              Seoul, Korea 157-010

         Telephone:        02-563-3115
         Facsimile:        02-563-8169

         Attention:        Mr. Hyong Sik Sohn

4.       TRIGEM VENTURES, INC.

         Address:          8th Floor, Seoul Venture Town
                              679-5 Yeoksam-dong, Kangnam-gu
                              Seoul, Korea 135-080

         Telephone:        02-538-2411
         Facsimile:        02-538-1583

         Attention:        Mr. Chang Hyeon Kim

5.       TRIGEM INFONET, INC.

         Address:          6th Floor, Samjong Bldg.
                              237-11 Nonhyeon-dong, Kangnam-gu
                              Seoul, Korea 135-010

         Telephone:        02-3441-5300
         Facsimile:        02- 517-8610

         Attention:        Mr. Ju Hyeon Kim

6.       SOLVIT MEDIA INC.

         Address:          4th Floor, Dongyang Bldg.
                              591 Shinsa-dong, Kangnam-gu
                              Seoul, Korea 135-893

         Telephone:        02-3485-4666
         Facsimile:        02-540-4847

         Attention:        Mr. Hwa Soo Kang

7.       TG INFORMATION CONSULTING, INC.

         Address:          5th Floor, Venture Castle Bldg.
                              82-18 Nonhyeon-dong, Kangnam-gu
                              Seoul, Korea 150-010

         Telephone:        02-3485-3833
         Facsimile:        02-3485-3800

         Attention:        Mr. Jong Sam Park

8.       AI LEADERS, INC.

         Address:          4th Floor, Namjeon Bldg.
                              682 Yeoksam-dong, Kangnam-gu
                              Seoul, Korea 135-080

         Telephone:        02-558-5250
         Facsimile:        02-569-1243
         Attention:        Mr. Jay Yong Jeong

                                   SCHEDULE II
                   SHAREHOLDING RATIO OF SELLING SHAREHOLDERS
                       AND BREAKDOWN OF TRANSFERRED SHARES

1.  NUMBER OF SHARES AND SHAREHOLDING RATIO OF SELLING SHAREHOLDERS

                                                NO. OF SHARES HELD AS OF            SHAREHOLDING RATIO ON A
SELLING SHAREHOLDER                             THE EXECUTION DATE                  FULLY-DILUTED BASIS
-------------------                             ------------------------            -----------------------
TriGem Computer, Inc.                                      24,727,241                   Approx. 17.93%

-----------------------------------------------------------------------------------------------------------
Naray & Company Inc.                                       17,713,006                   Approx. 12.85%

-----------------------------------------------------------------------------------------------------------
Naray D&C Inc.                                                 33,333                    Approx. 0.02%

-----------------------------------------------------------------------------------------------------------
TriGem Ventures, Inc.                                         459,853                    Approx. 0.33%

-----------------------------------------------------------------------------------------------------------
TriGem InfoNet, Inc.                                          245,000                    Approx. 0.18%

-----------------------------------------------------------------------------------------------------------
Solvit Media, Inc.                                              6,666                    Approx. 0.00%

-----------------------------------------------------------------------------------------------------------
TG Information Consulting, Inc.                                66,666                    Approx. 0.05%

-----------------------------------------------------------------------------------------------------------
AI Leaders, Inc.                                               12,666                    Approx. 0.01%

-----------------------------------------------------------------------------------------------------------
SUB-TOTAL                                                  43,264,431                   Approx. 31.37%
-----------------------------------------------------------------------------------------------------------
SB Thrunet Pte Ltd.                                        12,600,000(1)                 Approx. 9.14%
-----------------------------------------------------------------------------------------------------------
TOTAL                                                      55,864,431                   Approx. 40.51%
-----------------------------------------------------------------------------------------------------------

    (1) All of 12,600,000 shares of Common Stock held by SB Thrunet Pte Ltd. will be acquired by Trigem Computer, Inc., and Naray & Company Inc. and/or certain other Selling Shareholders on or prior to the Second Closing Date.

2.  BREAKDOWN OF TRANSFERRED SHARES

(1)  Number of the First Tranche Transferred Shares: 24,653,333 shares

(2)  Number of the Second Tranche Transferred Shares: 31,211,098 shares

                                   SCHEDULE IV

                           HANARO DISCLOSURE SCHEDULE

                                 Schedule 5.4(a)



Filing of the business combination report by Hanaro with the Fair Trade Commission pursuant to the Monopoly Regulation and Fair Trade Act.

                                    EXHIBIT A

                       PURCHASE PRICE ADJUSTMENT PER SHARE

Given:

D1                         = KRW 744,314,645,294 of Net Liabilities as set forth
                             in Exhibit[w] as of November 30, 2002

                             "Net Liabilities" is defined as (aggregate of total debt, payables excluding notes payables, notes payables, long-term payables, off-balance sheet liabilities) less (cash and cash equivalents, short-term investments and ABL subordinated loan)

D2                         = Net Liabilities as determined as of November 30,
                             2002 by the Independent Appraiser

PP                         = KRW3488.37 of Purchase Price per Transferred Share
                             (equivalent to KRW5,000/(4.3/3))

EBITDA1                    = KRW 7,200,000,000

EBITDA2                    = The average of the monthly EBITDA determined by the
                             Independent Appraiser for the month of November 2002 ("Appraiser's November EBITDA") and the monthly EBITDA for the month of December 2002 as determined by the Independent Appraiser ("Appraiser's December EBITDA").

                             Appraiser's November EBITDA will be adjusted for Non-Recurring Expense items, which shall include, but shall not be limited to, the expense items as stated in Exhibit [x] under "November 2002 (Sample)", Item 2 (Items 2a. to 2d.) which shall be added back to the EBITDA as per accounts. Appraiser's December EBITDA will be adjusted for Advertisement Expense and shall also include any other Non-Recurring Expense items. The value of the actual Advertisement Expense for December 2002 will be added to the Appraiser's December EBITDA and the monthly average Advertisement Expense from January 2002 to November 2002 will be subtracted from the Appraiser's December EBITDA.

                             The method of calculation of the average monthly EBITDA is shown in Exhibit [x].

Subscribers1              =  1,090,996 as set forth in Exhibit [y] as of
                             November 30, 2002

Subscribers2              =  The average of Active Subscribers (calculated on
                             the same basis as Subscribers1) as of November 30, 2002, as determined by the Independent Appraiser
                             ("Appraiser's November Subscribers") and Active
                             Subscribers as of December 31, 2002 as determined by the Independent Appraiser

                             ("Appraiser's December Subscribers").

Non-Cash Assets1           = KRW 779,785,734,620 as set forth in Exhibit [z] as
(NCA1)                       of November 30, 2002.

                             "Non-Cash Assets" is defined as total assets less cash and cash equivalents, short-term investments and ABL subordinated loan.

Non-Cash Assets2           = Non-Cash Assets as of November 30, 2002 as
(NCA2)                       determined by the Independent Appraiser.

Subscriber Multiple        = KRW 930,467, as set forth in Exhibit [xx]
(SM)

Total Shares Outstanding   = 77,635,260 common shares
(TSO)



The Purchase Price Adjustment per share will be as follows:


EBITDA Purchase Price        If EBITDA 2 >=  0.95*EBITDA1, then:
Adjustment per share
                             EBITDA Purchase Price Adjustment Per Share = max (0,(D2-D1)/TSO)

                             If EBITDA 2 < 0.95*EBITDA1, then,

                             X = (0.95 - (EBITDA2/EBITDA1))*10; and

                             EBITDA Purchase Price Adjustment per share =
                             (PP-(5000/((4.3+x)/3))) + max (0,(D2-D1)/TSO)

Subscriber Purchase          If Subscribers2 > or = 0.95*Subscribers1, then
Price Adjustment per         Subscribers2 = Subscribers1. If  Subscribers2
share                        < 0.95*Subscribers1, then Subscribers2 equals
                             Subscribers2.

                             Subscriber Purchase Price Adjustment per share = PP - ((SM*Subscribers2 - max (D1,D2))/TSO).

Non-Cash Assets              If (NCA1-NCA2) is less than or equal to
Adjustment per share         KRW 15,000,000,000, then NCA2 equals NCA1;
                             provided that for each item constituting the NCA, namely: (a) Current Assets (excluding Cash &
                             Equivalents, Short-term Investments and ABL subordinated loan); (b) Tangible Assets; and (c)
                             Other Assets, which include Investment Assets and
                             Intangible Assets, there will be a maximum deductible of KRW 8,000,000,000 that is allowed.
                             Else, if (NCA1-NCA2) is greater than KRW
                             15,000,000,000, then NCA2 equals (NCA2+KRW
                             15,000,000,000); provided that for each item constituting the NCA: (a) Current Assets (excluding
                             Cash & Equivalents, Short-term Investments and ABL subordinated loan); (b) Tangible Assets and (c)
                             Other Assets, there will be a maximum deductible of KRW 8,000,000,000 that is allowed for the purpose of calculating (NCA1-NCA2).

                             Non-Cash Assets adjustment per share = Max (0, (NCA1- NCA2)/TSO)

Purchase Price             = Non-Cash Assets Adjustment per share + Max (0,
Adjustment per share         EBITDA Purchase Price Adjustment Per Share,
                             Subscriber Purchase Price Adjustment per Share)

Sample calculations of the different PPA items under various situations are shown in Exhibit [xy].



                         EXHIBIT [W] - CALCULATION OF D1

All figures are in Korean Won, as of November 30, 2002

1.       Total Debt                                                             594,959,655,820
2.       Payables excluding Notes payables                                      130,861,405,442
3.       Notes payables                                                          95,311,237,223
4.       Long term payables                                                       1,812,000,000(1)
5.       Off balance sheet liabilities (Sum of 5a. to 5e.)                       46,665,835,932
5a.      SK Global                                                               35,000,000,000
5b.      Powercomm HFC                                                            3,025,000,000
5c.      Law suits                                                                1,058,543,105
5d.      Motorola                                                                 1,827,672,592
5e.      Guarantee to subsidiaries                                                5,754,620,235
6.       Cash and equivalent                                                     89,533,793,514
7.       Short-term investment (pledged)                                         12,723,127,097
8.       ABL Subordinated Loan                                                   23,038,568,512

D1 = Sum of items 1 to 5 less sum of items 6 to 8, equal to KRW 744,314,645,294.

                   EXHIBIT [X]- SAMPLE CALCULATION OF EBITDA2

For November 2002 (Sample)

All figures are in Korean Won

1.       EBITDA as per accounts                                                 4,794,253,965
2.       Non-recurring expense items (Sum of 2a. to 2d.)                        2,430,000,000
2a.      One-time advisory fee                                                    450,000,000
2b.      One-time severance payment                                               260,000,000
2c.      One-time marketing expense to Basketball team                            470,000,000
2d.      One-time payment to Powercomm                                          1,250,000,000

EBITDA for November 2002 = Sum of items 1 and 2, equal to KRW 7,224,253,965.

For December 2002 (Sample)

All figures are in Korean Won

1.       EBITDA as per accounts                                                 4,800,000,000
2.       Non-recurring expense items (Sum of 2a.)                               2,450,000,000
2a.      December advertising expense                                           2,450,000,000
3.       Average January-November advertising expense                             700,000,000

EBITDA for December 2002 = Sum of items 1 and 2, less item 3, equal to KRW 6,550,000,000.

EBITDA2 = Average EBITDA for November and December 2002, equal to KRW 6,890,000,000.


                    EXHIBIT [Y] - CALCULATION OF SUBSCRIBERS1

As of November 30, 2002

1.       Total Reported Ids                                                     1,301,058
2.       Cancellation of Delinquent Ids                                           115,792
3.       Suspended IDs in November 2002                                            56,511
4.       Temporarily Suspended Ids                                                 20,473
5.       Churned IDs in the middle of Collection of Modems                         17,286

Subscribers1 = Sum of item 1 less sum of items 2 to 5 equal to 1,090,996.



                        EXHIBIT [Z] - CALCULATION OF NCA1

All figures are in Korean Won, as of November 30, 2002

1.       Total Assets (Sum of 1a..to 1c.)                                       905,081,223,743
1a.      Current assets                                                         286,620,294,888
1b.      Tangible Assets                                                        520,003,843,735
1c.      Other Assets (Sum of  1ca. to 1cb.)                                     98,457,085,120
1ca.     Investment Assets                                                       78,946,002,034
1cb.     Intangible Assets                                                       19,511,083,086
2.       Cash and equivalent                                                     89,533,793,514
3.       Short-term investment (pledged)                                         12,723,127,097
4.       ABL Subordinated Loan                                                   23,038,568,512

NCA1 = Sum of item 1 less sum of items 2 to 4 equal to KRW 779,785,734,620

                        EXHIBIT [XX] - CALCULATION OF SM

All figures in Korean Won, except Subscribers1, TSO and PP

1.       Subscribers1                                                                   1,090,996
2.       Enterprise value at Purchase Price (Sum of 2a. and 2b.)                1,015,135,157,220
2a.      Equity Value (Multiply 2aa. and 2ab.)                                    270,820,511,926
2aa.     PP (KRW per share)                                                              3,488.37
2ab.     TSO                                                                           77,635,260
2b.      D1                                                                       744,314,645,294

SM = Item 2 divided by item 1 equal to KRW 930,467


             EXHIBIT [XY] - SAMPLE CALCULATION OF VARIOUS PPA ITEMS

As given:

D1 = KRW 744,314,645,294
EBITDA1 = KRW 7,200,000,000
Subscribers1 = 1,090,996
NCA1 = KRW 779,785,734,620
PP = KRW 3,488.37 per share


Example of EBITDA Purchase Price Adjustment Per Share

Assume D1 = D2, then, EBITDA Purchase Price Adjustment Per Share for different ratios of EBITDA2 to EBITDA1 are as follows:

          EBITDA2/EBITDA1                            X                        PPA (KRW per Share)
          ---------------                          ----                       -------------------
          1.00000-0.95000                          0.00                                0
-------------------------------------------------------------------------------------------------
              0.94000                              0.10                                79
-------------------------------------------------------------------------------------------------
              0.93000                              0.20                               155
-------------------------------------------------------------------------------------------------
              0.92000                              0.30                               228
-------------------------------------------------------------------------------------------------
              0.91000                              0.40                               297
-------------------------------------------------------------------------------------------------
              0.90000                              0.50                               363
-------------------------------------------------------------------------------------------------
              0.89000                              0.60                               427
-------------------------------------------------------------------------------------------------
              0.88000                              0.70                               488
-------------------------------------------------------------------------------------------------
              0.87000                              0.80                               547
-------------------------------------------------------------------------------------------------
              0.86000                              0.90                               604
-------------------------------------------------------------------------------------------------
              0.85000                              1.00                               658
-------------------------------------------------------------------------------------------------
              0.84000                              1.10                               711
-------------------------------------------------------------------------------------------------
              0.83000                              1.20                               761
-------------------------------------------------------------------------------------------------
              0.82000                              1.30                               810
-------------------------------------------------------------------------------------------------
              0.81000                              1.40                               857
-------------------------------------------------------------------------------------------------
              0.80000                              1.50                               902
-------------------------------------------------------------------------------------------------

Example of Subscriber Purchase Price Adjustment Per Share

Assume D1=D2, then Subscriber Purchase Price Adjustment Per Share for different ratios of Subscribers2 to Subscriber1 are as follows:

             Subscribers2/Subscribers1                               PPA (KRW per Share)
             -------------------------                               -------------------
                   1.0000-0.95000                                             0
----------------------------------------------------------------------------------------
                       0.949                                                 667
----------------------------------------------------------------------------------------
                       0.948                                                 680
----------------------------------------------------------------------------------------
                       0.947                                                 693
----------------------------------------------------------------------------------------
                       0.946                                                 706
----------------------------------------------------------------------------------------
                       0.945                                                 719
----------------------------------------------------------------------------------------
                       0.944                                                 732
----------------------------------------------------------------------------------------
                       0.943                                                 745
----------------------------------------------------------------------------------------
                       0.942                                                 758
----------------------------------------------------------------------------------------
                       0.941                                                 771
----------------------------------------------------------------------------------------
                       0.940                                                 785
----------------------------------------------------------------------------------------


Example of Non-Cash Assets Adjustment Per Share

Assume NCA2 = KRW 759,785,734,620 as follows:

1.       Total Assets (Sum of 1a. to 1c.)                                       905,081,223,743
1a.      Current assets                                                         276,620,294,888
1b.      Tangible Assets                                                        520,003,843,735
1c.      Other Assets (Sum of  1ca. to 1cb.)                                     88,457,085,120
1ca.     Investment Assets                                                       68,946,002,034
1cb.     Intangible Assets                                                       19,511,083,086
2.       Cash and equivalent                                                     89,533,793,514
3.       Short-term investment (pledged)                                         12,723,127,097
4.       ABL Subordinated Loan                                                   23,038,568,512

Then NCA1 - NCA2 = KRW 20,000,000,000,
Thus, NCA2 = KRW 759,785,734,620 + KRW 15,000,000,000 = KRW 774,785,734,620
Then, Non-Cash Assets Adjustment Per Share = Max (0, (NCA1 - KRW
774,785,734,620)/TSO) = 64.40